Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

M/A-COM TECHNOLOGY SOLUTIONS INC.,

BINOPTICS CORPORATION,

BOREALIS MERGER SUB, INC.

AND

ITHACA STOCKHOLDERS’ AGENT, LLC, AS STOCKHOLDERS’ AGENT

NOVEMBER 17, 2014

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(continued)

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(continued)

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(continued)

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EXHIBITS
Exhibit A	Form of Indemnification Escrow Agreement
Exhibit B	Form of Retention Plan Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Stock Purchase Right Holder Transmittal Letter
Exhibit E	Form of Transmittal Letter
Exhibit F-1	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F-2	Form of Non-Competition and Non-Solicitation Agreement

SCHEDULES

Schedule 7.3(i)	General Retention Plan Participants
Schedule 7.3(p)	Employee Non-Competition Agreements
Schedule 7.3(q)	Employment Arrangements
Schedule 7.3(s)	Company Intellectual Property Matters

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2014, by and among M/A-COM Technology Solutions Inc., a Delaware corporation (“Parent”), BinOptics Corporation, a Delaware corporation (the “Company”), Borealis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ithaca Stockholders’ Agent, LLC, a New York limited liability company, as Stockholders’ Agent (“Stockholders’ Agent”). Parent, the Company, and Merger Sub are sometimes referred to in this Agreement individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the board of directors of Parent, Merger Sub, and the Company has approved the adoption of, and deems it advisable and in the best interests of its respective stockholders to consummate, the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein (the “Merger”); and

WHEREAS, each of the board of directors of Parent, Merger Sub, and the Company has unanimously approved the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Other Transactions, in accordance with the provisions of all Laws (including the Delaware General Corporation Law (the “DGCL”)), and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein shall have the meanings ascribed to them in this Article I, unless such terms are defined elsewhere in this Agreement.

“401(k) Plan Termination Evidence” has the meaning set forth in Section 5.10.

“2009 Warrants” means (a) that certain Forfeitable Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund II, LLC, (b) that certain Forfeitable Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund III, LLC, (c) that certain Vesting Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund II, LLC, (d) that certain Vesting Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund III, LLC, (e) that certain Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund II, LLC, and (f) that certain Warrant to Purchase Shares of BinOptics Corporation, dated as of October 6, 2009, granted by the Company to Enhanced Capital New York Fund III, LLC, each of (a) through (f), as amended by that certain Amendment No. 1 to Warrant Agreements, dated as of August 31, 2011, by and among the Company, Enhanced Capital New York Fund II, LLC and Enhanced Capital New York Fund III, LLC.

“2011 Warrants” means (a) that certain Warrant to Purchase Shares of BinOptics Corporation, dated as of August 31, 2011, granted by the Company to Draper Associates Riskmasters Fund, LLC,

(b) that certain Warrant to Purchase Shares of BinOptics Corporation, dated as of August 31, 2011, granted by the Company to Draper Fisher Jurvetson Partners VII, LLC, and (c) that certain Warrant to Purchase Shares of BinOptics Corporation, dated as of August 31, 2011, granted by the Company to Draper Fisher Jurvetson Fund VII, L.P.

“Accounting Principles” means GAAP, as consistently and historically applied by the Company and the Subsidiary.

“Accrued Taxes” means any accrued but unpaid Taxes of the Company or the Subsidiary as of immediately prior to the Closing.

“Adjusted Consideration” means, without duplication, an amount equal to (a) the Total Enterprise Value, plus (b) an amount equal to (i) the aggregate exercise prices of all Qualifying Options, plus (ii) an amount equal to the aggregate exercise prices of all Qualifying Series 1 Warrants, plus (iii) an amount equal to the aggregate exercise prices of all Qualifying Series 2 Warrants, plus (c) an amount equal to the value of Cash and Cash Equivalents as of immediately prior to the Closing, plus (d) in the event the Net Working Capital as of immediately prior to the Closing exceeds the Target Net Working Capital Amount, the amount by which the Net Working Capital as of immediately prior to the Closing exceeds the Target Net Working Capital Amount, minus (e) in the event the Net Working Capital as of immediately prior to the Closing is less than the Target Net Working Capital Amount, the amount by which the Target Net Working Capital Amount exceeds the Net Working Capital as of immediately prior to the Closing, minus (f) the sum of the following items, in each case if and to the extent the same are or remain unpaid as of immediately prior to the Closing: (i) the amount of any Company Transaction Expenses (including a reasonable estimate of the amounts payable by the Company or the Surviving Corporation following the Closing pursuant to Section 10.11(b)), (ii) the amount required at the Closing to discharge in full the Company Indebtedness, (iii) the amount of any Change of Control Obligations, and (iv) the amount of any Accrued Taxes (to the extent not otherwise included in the calculation of Adjusted Consideration).

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Transaction” has the meaning set forth in Section 5.9(a).

“Annual Balance Sheets” means, collectively, the audited consolidated balance sheets of the Company and the Subsidiary as of December 31, 2011, December 31, 2012, and December 31, 2013.

“Annual Financial Statements” means the Annual Balance Sheets, together with the audited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Subsidiary for the years then ended, including the notes thereto.

“Bonus Payment” has the meaning set forth in Section 7.3(h)(i).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Law to be closed in the State of Delaware.

“Cash” means cash on hand in the Company’s or the Subsidiary’s bank, lock box and other accounts, net of all “cut” but un-cashed checks outstanding as of immediately prior to the Closing, in each case, determined in accordance with the Accounting Principles.

“Cash Equivalents” means the fair market value of all marketable securities owned by the Company or the Subsidiary as of immediately prior to the Closing, determined in accordance with the Accounting Principles.

“Cause” means (a) in connection with his or her employment, the individual has engaged in dishonesty, gross insubordination or such individual’s willful failure to follow the lawful and reasonable directive of the individual or individuals to whom he or she reports, which directive has been clearly communicated to such individual, (b) the individual has materially breached any material agreement with the Surviving Corporation or any Affiliate of the Surviving Corporation (including the noncompetition agreements and any proprietary information agreements), and in the event the breach is curable, such individual has failed to cure such breach within 30 days after written notice of the breach by the Surviving Corporation or Affiliate of the Surviving Corporation, as applicable, or (c) the conviction of the individual of, or the entry of a pleading of guilty or nolo contendere by the individual to, any crime involving moral turpitude or any felony.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control Obligations” means all obligations of the Company in respect of (a) transaction bonuses, management retention or other incentive payments (including all of the Company’s obligations pursuant to the Retention Plan (as amended or amended and restated) and the General Retention Plan and the payments provided for in each of the foregoing, including the Bonus Payments), severance rights, deferred compensation payments, or withdrawal Liability under any Multiemployer Plan, or (b) change of control payments, whether to employees of the Company or to any other Person (including pursuant to the Ulexus Agreement), or any similar obligations triggered by or that arise as a result of the Merger or the Other Transactions, in each case, as applicable, together with all employment Taxes imposed on the Company, Parent or the Surviving Corporation (or with respect to the Deferred Bonus Portions, Parent’s or the Surviving Corporation’s good faith estimate of the amount thereof as of the Closing Date) with respect to the payment of such amounts.

“Claim” has the meaning set forth in Section 9.2(a).

“Claim Notice” has the meaning set forth in Section 9.2(a).

“Claim Objection Notice” has the meaning set forth in Section 9.2(b).

“Claim Objection Period” has the meaning set forth in Section 9.2(b).

“Claiming Party” has the meaning set forth in Section 9.2(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Bonus Portion” has the meaning set forth in Section 7.3(h)(iii).

“Closing Consideration Statement” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Common Holdback Amount” means the result of (a) the Holdback Amount multiplied by (b) a fraction, (i) the numerator of which is the result of (A) Adjusted Consideration minus (B) the Liquidation Preference Amount and (ii) the denominator of which is the result of (A) Adjusted Consideration minus (B) the Liquidation Preference Amount plus (C) the aggregate Bonus Payments.

“Common Initial Consideration” means the result of (a) the Adjusted Consideration, minus (b) the Liquidation Preference Amount, minus (c) the Common Holdback Amount.

“Common Initial Consideration Per Share” means the quotient of (a) the Common Initial Consideration divided by (b) the Common Share Divisor.

“Common Share Divisor” means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (b) the sum of the aggregate number of shares of Company Common Stock issuable (immediately before the Effective Time) upon the exercise or the conversion, as applicable, of any (i) Qualifying Common Options, (ii) shares Series 1 Preferred Stock, (ii) shares of Series 2 Preferred Stock, (iii) shares of Series 1 Preferred Stock issuable upon the exercise of any Qualifying Series 1 Option or Qualifying Series 1 Warrant and (iv) shares of Series 2 Preferred Stock issuable upon the exercise of any Qualifying Series 2 Warrant.

“Common Stock Equivalent Percentage” means, immediately prior to the Effective Time, without duplication, for each Company Stockholder and each Qualifying Stock Purchase Rights Holder, the percentage of shares of Company Common Stock that would be owned by such Person if shares of Company Common Stock were issued for (a) the exercise of each Qualifying Stock Purchase Right to acquire Company Common Stock, (b) the conversion of each share of Company Preferred Stock and (c) the conversion of each share of Company Preferred Stock that would be issued upon the exercise of each Qualifying Stock Purchase Right to acquire Company Preferred Stock. The Common Stock Equivalent Percentage shall be set forth on the Closing Consideration Statement.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.10.

“Company Articles” means the certificate of incorporation of the Company as in effect on the date hereof.

“Company Authorizations” has the meaning set forth in Section 3.8(b).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.8(a).

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate” means a certificate or certificates representing shares of Company Capital Stock.

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Data” has the meaning set forth in Section 3.10(n).

“Company Indebtedness” means all Indebtedness of the Company or the Subsidiary.

“Company IP” means all Intellectual Property that has been developed for or is used in, held for use in or related to the operation or performance of, the Products or the business of the Company or the Subsidiary.

“Company Closing Certificate” has the meaning set forth in Section 7.3(b).

“Company Option” means any option to purchase shares of Company Capital Stock or any other equity securities of the Company granted under any stock option plan, program or agreement maintained by the Company or to which the Company is a party.

“Company Patent” has the meaning set forth in Section 3.10(k).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Process Technology” has the meaning set forth in Section 3.8(c).

“Company Stockholders” means the holders of the Company Capital Stock.

“Company Stock Purchase Rights” means, collectively, the Company Options and the Company Warrants.

“Company Transaction Expenses” means any Transaction Expenses incurred by the Company (on its own behalf or on behalf of the Company Stockholders) or the Subsidiary in connection with the Merger or the Other Transactions, or any financial accommodations provided by Parent or any of its Affiliates to the Company or the Subsidiary, including any such Transaction Expenses yet to be incurred or invoiced as of the Closing.

“Company Warrants” means all warrants, including the 2009 Warrants and the 2011 Warrants, to purchase shares of Company Capital Stock and all other equity securities of the Company granted under any Contract maintained by the Company or to which the Company is a party.

“Company’s Knowledge” means the actual knowledge of Alex Behfar, William Fritz, Norman Kwong, Christopher Smith, Ali Abouzari, Malcolm Green, Mark Little, Stephen Reid or Alfred Schremer Jr. after making reasonable inquiry of employees of the Company and the Subsidiary that are reasonably likely to have knowledge related to the matter in question.

“Confidential Information” has the meaning set forth in Section 6.6.

“Contaminants” has the meaning set forth in Section 3.10(o).

“Contract” means any contract, agreement, understanding, commitment, arrangement, purchase order, warranty or guarantee, license, sublicense, use agreement, lease, instrument or note, in each case, whether oral or written.

“Damages” means, without duplication, any losses, costs, damages, Liabilities, Taxes, expenses, obligations, Proceedings, judgments or settlements (including reasonable legal fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims, whether or not probable, and whether or not any Company Stockholder, the Company, the Subsidiary or any officer, director, agent or employee of the Company or the Subsidiary knew or could have reasonably foreseen the possibility thereof.

“Deductible Amount” has the meaning set forth in Section 9.4(a).

“Deferred Bonus Portion” has the meaning set forth in Section 7.3(h)(iv).

“DGCL” has the meaning set forth in the recitals.

“Disability” means that the applicable individual is unable to perform and has been unable to perform the material essential functions of his or her position as a result of a serious medical condition for a period of 180 consecutive days as determined in writing by a physician (reasonably selected by the Surviving Corporation (or Affiliate of the Surviving Corporation that then-employs such individual) and reasonably approved by such individual) who has had the reasonable opportunity to assess such individual.

“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement.

“Disputed Consideration Components” has the meaning set forth in Section 2.11(b).

“Dissenting Share Payments” has the meaning set forth in Section 2.7(c)(iv).

“Dissenting Shares” has the meaning set forth in Section 2.7(c).

“Dollars” or “$” means the lawful currency of the United States.

“EAR” has the meaning set forth in Section 3.8(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, fringe benefit or other employee benefit plan, fund, policy, program, Contract, or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company, the Subsidiary, or any ERISA Affiliate for the benefit of any current or former employee, officer, director, manager, agent or independent contractor of the Company or the Subsidiary (or any dependent or beneficiary of any such individual), or (b) with respect to which the Company or the Subsidiary has (or could have) any Liability. For the avoidance of doubt, any reference in this Agreement to an employment relationship and related agreements, benefits or Liabilities shall include any co-employment relationship and related agreements, benefits and Liabilities.

“Enforceability Exceptions” has the meaning set forth in Section 3.3(a).

“Environmental, Health and Safety Requirements” means all Laws, Orders, Permits and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or the Subsidiary, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Factor” means the result of (a) the Indemnification Escrow Amount divided by (b) the result of (i) the Adjusted Consideration minus (ii) the Liquidation Preference Amount plus (iii) the aggregate Net Bonus Payments.

“Estimated Adjusted Consideration” has the meaning set forth in Section 2.10.

“Final Adjusted Consideration” has the meaning set forth in Section 2.11(a).

“Final Date” has the meaning set forth in Section 8.1(b).

“Financial Statements” means, collectively, the Annual Financial Statements, the Interim Financial Statements and the Monthly Financial Statements.

“Forfeited Amount” has the meaning set forth in Section 9.1(c).

“GAAP” means the United States generally accepted accounting principles.

“General Retention Plan” has the meaning set forth in Section 7.3(i).

“Good Reason” means, except as consented to in writing by the individual, either (a) a reduction in base salary of ten percent or more or (b) relocation of the applicable individual’s principal work location by more than 50 miles.

“Government Contract” means any (a) Contract between the Company or the Subsidiary and a Governmental Entity pursuant to which the Company or the Subsidiary is providing Products or Services to such Governmental Entity, including any delivery order, task order, purchase order or notice-to-proceed or (b) Government Subcontract.

“Government Subcontract” means a Contract between the Company or the Subsidiary and a Prime Contractor that is providing Products or Services to a Governmental Entity, pursuant to a Contract with such Governmental Entity regarding such Products or Services (or a portion thereof).

“Governmental Entity” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multinational organization or body; or (e) body or other Person entitled by applicable Law or Contract to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Holdback Amount” means the sum of (a) the Indemnification Escrow Amount and (b) the Stockholders’ Agent Fund.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which the Company or the Subsidiary is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, including any software license, right to access or use data, Patent license, trademark license, or any Contract pursuant to which the Company or the Subsidiary obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means any obligation or other Liability (excluding any trade payables incurred in the Ordinary Course of Business), without duplication: (a) for indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) under any (i) note, bond, debenture or similar instrument (including a letter of credit), (ii) surety bond, (iii) swap, hedging or similar Contract, (iv) capital lease, (v) banker acceptance, (vi) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (c) for the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (d) related to deferred revenue or for customer rebates, prepayments, and deposits; (e) secured by any Lien upon any asset; or (f) for accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges. Notwithstanding the foregoing, Indebtedness shall not include (i) any current Liabilities of the Company and the Subsidiary to the extent included in the calculation of the Net Working Capital included in the Closing Consideration Statement, (ii) the amount of any Company Transaction Expenses, (iii) the amount of any Change of Control Obligations, and (iv) the amount of any Accrued Taxes.

“Indemnification Escrow Account” has the meaning set forth in Section 2.9(e).

“Indemnification Escrow Agreement” means an escrow agreement to be entered into as of the Closing, by and among Parent, Stockholders’ Agent and the Escrow Agent, substantially in the form of Exhibit A.

“Indemnification Escrow Amount” means $34,500,000.

“Independent Accounting Firm” has the meaning set forth in Section 2.11(b).

“Information Statement” has the meaning set forth in Section 5.8(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, invention disclosures and Patents; (b) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and all applications, registrations, and renewals in connection therewith; (d) mask works and all applications, registrations, and renewals in connection therewith; (e) Trade Secrets; (f) Software; (g) rights of privacy or publicity; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Rights” means all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to Intellectual Property, including any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriation of any Intellectual Property.

“International Benefit Plan” has the meaning set forth in Section 3.14(i).

“IP Licenses” means, collectively, all Inbound Licenses and all Outbound Licenses.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiary as of October 31, 2014, including the notes thereto.

“Interim Financial Statements” means the Interim Balance Sheet and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and the Subsidiary for the ten months ended October 31, 2014, including the notes thereto.

“IRS” means the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 3.8(c).

“Key Employee” means any of Alex Behfar, William Fritz and Norman Kwong; provided, however, that for purposes of Section 7.3(h), Key Employee shall also include Christopher Smith.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation of any kind or nature (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lien” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Liquidation Preference Amount” means an amount equal to the sum of (a) the Series 1 Liquidation Preference Amount plus (b) the Series 2 Liquidation Preference Amount.

“Material Adverse Effect” means:

(a) with respect to the Company or the Subsidiary, any incident, condition, change, development, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, developments, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, Liabilities or results of operations of the Company and the Subsidiary, taken as a whole, or (b) materially and adversely affects the ability of the Company, the Company Stockholders, the Qualifying Stock Purchase Right Holders or the Stockholders’ Agent to consummate the Merger or the Other Transactions; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect with respect to the Company or the Subsidiary: (i) the announcement of any Transaction Documents, the Merger or the Other Transactions; (ii) except in each case to the extent the following incidents, conditions, changes, developments, effects or circumstances have or would reasonably be expected to have a disproportionate effect or impact on the business, operations, condition (financial or otherwise), properties, Liabilities or results of operation of the Company and the Subsidiary, taken as a whole, as compared to any of the other companies in the industry in which the Company and the Subsidiary operate, (A) general economic conditions (or changes in such conditions) in the United States or in the industry in which the Company and the Subsidiary operate, (B) political conditions (or changes in such conditions) in the United States or any other country or region in which the Company and the Subsidiary operate or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), (C) change in Law or GAAP or other accounting standards (or the interpretation thereof), or (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in which the Company and the Subsidiary operate; or (iii) any failure of the Company or the Subsidiary to meet internal or published projections, forecasts or revenue or earnings predictions for any period, provided that any underlying changes in revenue or earnings may be considered in determining whether a Material Adverse Effect with respect to the Company or the Subsidiary has occurred; and

(b) with respect to Parent or Merger Sub, any incident, condition, change, development, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, developments, effects or circumstances in the aggregate, prevents Parent or Merger Sub from consummating the Merger or the Other Transactions.

“Material Contract” has the meaning set forth in Section 3.21(a).

“Material Customers” means the top ten customers of the Company and the Subsidiary by revenue for each of the 12-month period ended December 31, 2013 and the current fiscal year to date.

“Material Suppliers” means the top ten suppliers of the Company and the Subsidiary by total expenditures for each of the 12-month period ended December 31, 2013 and the current fiscal year to date.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Monthly Financial Statements” means the unaudited consolidated balance sheets of the Company and the Subsidiary for each fiscal month completed prior to the Closing Date, beginning with the month ending November 30, 2014, and the related consolidated statements of income, shareholders’ equity and cash flows for the monthly periods then ended.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Bonus Payment” means, with respect to a Key Employee, (a) such Key Employee’s Bonus Payment minus (b) any and all amounts otherwise payable pursuant to this Agreement in exchange for his Qualifying Company Options and his Company Common Stock.

“Net Working Capital” means (a) the total current assets of the Company and the Subsidiary, excluding Cash and Cash Equivalents, minus (b) the total current Liabilities of the Company and the Subsidiary (including, for the avoidance of doubt, any accrued and unpaid bonuses that are not included in the calculation of Change of Control Obligations), excluding (i) the current portion of any Company Indebtedness, (ii) the amount of any Company Transaction Expenses, (iii) the amount of any Change of Control Obligations, and (iv) the amount of any Accrued Taxes, in each case as of immediately prior to the Closing and determined in accordance with the Accounting Principles.

“Noncompetition Agreements” has the meaning set forth in Section 7.3(p).

“Open Source Materials” means, collectively, (a) any material that contains, or is derived in any manner (in whole or in part) from, any software or other material that is distributed as free, open source (e.g., a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License), or pursuant to similar licensing and distribution models and (b) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of other software used or developed with, incorporating, incorporated into, derived from, or distributed with such software, that such software or other software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” means any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, or judgment of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Company and the Subsidiary, consistent with the Company’s and the Subsidiary’s past practices, including with respect to frequency and quantity.

“Other Transactions” means the transactions contemplated by the Transaction Documents other than the Merger.

“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance pursuant to which any Person has rights to access or exploit any Owned IP or the Company or the

Subsidiary authorizes or otherwise permits any other Person to access or exploit any Company IP, including, in either case, any software license, right to access or use data, Patent license, trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any such Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Owned and Exclusive Patents” has the meaning set forth in Section 3.10(k).

“Owned IP” means all Company IP other than Intellectual Property exploited by the Company or the Subsidiary pursuant to an Inbound License.

“Parent” has the meaning set forth in the preamble.

“Parent Control Claim(s)” shall be defined as any Third-Party Claim which (a) involves a Material Customer or Material Supplier, (b) involves Company IP, (c) seeks to impose an injunction or other equitable relief upon the Claiming Party or to impose any future limitation on the Claiming Party’s business or operations, (d) involves Damages that are (i) in excess of the Indemnification Escrow Amount then held in the Indemnification Escrow Account or (ii) below the Deductible Amount or the individual threshold amount contemplated by Section 9.4(b), (e) involves an actual or potential conflict of interest between the Claiming Party and the Stockholders’ Agent, or (f) involve matters that, if adversely determined, would reasonably be expected to have a material and adverse impact on Parent’s or any of its Affiliates’ (including the Surviving Corporation’s and the Subsidiary’s) reputation, business or operations.

“Parent Indemnified Person” has the meaning set forth in Section 9.1(a).

“Parent’s Knowledge” means the actual knowledge of Robert McMullan after making reasonable inquiry of employees of Parent that are reasonably likely to have knowledge related to the matter in question.

“Party” has the meaning set forth in the preamble.

“Patents” means all: (a) patents and patent applications in the U.S. or any foreign jurisdiction; (b) patents and patent applications to which any of such patents or patent applications directly or indirectly claims, or forms the basis for, priority anywhere in the world; (c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items described in clause (a) or (b) of this definition; (d) all foreign counterparts and any improvements to any of the items described in clause (a), (b) or (c) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Entity; and (e) all patents that issue from any of the items described in clause (a) (b), (c), or (d) of this definition.

“Paying Agent” means Continental Stock Transfer and Trust Company.

“Paying Agent Agreement” has the meaning set forth in Section 2.12.

“Payment Fund” has the meaning set forth in Section 2.12.

“Payoff Letter” has the meaning set forth in Section 7.3(m).

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Entity.

“Permitted Lien” means any (a) Lien for any Tax that is not yet due and payable or that may thereafter be paid without penalty, (b) mechanic’s, materialmen’s, landlord’s or similar Lien arising or incurred in the Ordinary Course of Business that secures any amount that is not overdue, (c) Lien arising or incurred in connection with a capital lease or equipment lease arrangement, (d) zoning, building, or other restrictions, variances, covenants, rights of way, Liens, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present or intended use of or occupancy of the affected parcel by the Company or the Subsidiary, (e) interests of any lessor or lessee to any leased property, (f) licenses of Intellectual Property which are disclosed on Section 3.10(e) of the Disclosure Schedule, or (g) with respect to any Company Capital Stock, transfer restrictions imposed by applicable securities Laws.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Entity.

“Personally Identifiable Information” means any information that specifically identifies any individual, whether currently alive or deceased, who has provided information to the Company or the Subsidiary, including (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers and (b) any nonpublic personally identifiable financial information such as information relating to a relationship between an individual person and a financial institution, or related to a financial transaction by such individual person with a financial institution.

“Post-Closing Statement” has the meaning set forth in Section 2.11(a).

“Post-Closing Straddle Period” has the meaning set forth in Section 6.5(c).

“Post-Closing Tax Period” has the meaning set forth in Section 6.5(b).

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.5(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.5(b).

“Prime Contractor” means any Person (other than the Company or the Subsidiary) which is a party to any Government Subcontract.

“Proceeding” means any claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity) or other action, suit, arbitration, mediation, audit, demand, hearing, petition, dispute, controversy, complaint, charge, notice, assertion, inquiry, litigation, proceeding or administrative investigation.

“Products” means each of the products manufactured, distributed, licensed, sold, or leased by or on behalf of the Company or the Subsidiary.

“Qualifying Common Option Initial Consideration Per Share” means for a Qualifying Common Option, the result of (a) the Common Initial Consideration Per Share minus (b) the exercise price for such Qualifying Common Option.

“Qualifying Common Options” means all options to purchase shares of Company Common Stock, to the extent such options are outstanding and remain unexercised immediately prior to the Effective Time.

“Qualifying Option Holder” means each holder of a Qualifying Option immediately prior to the Effective Time.

“Qualifying Options” means the Qualifying Common Options and the Qualifying Series 1 Options.

“Qualifying Series 1 Option Initial Consideration Per Share” means the result of (a) $0.12924 plus (b) the Common Initial Consideration Per Share minus (c) $0.08616.

“Qualifying Series 1 Options” means all options to purchase shares of Series 1 Preferred Stock, to the extent such options are outstanding and remain unexercised immediately prior to the Effective Time.

“Qualifying Series 1 Warrant Holder” means each holder of a Qualifying Series 1 Warrant immediately prior to the Effective Time.

“Qualifying Series 1 Warrant Initial Consideration Per Share” means the result of (a) $0.12924 plus (b) the Common Initial Consideration Per Share minus (c) $0.01.

“Qualifying Series 1 Warrants” means all warrants to purchase shares of Series 1 Preferred Stock, to the extent such warrants are outstanding and remain unexercised immediately prior to the Effective Time.

“Qualifying Series 2 Warrant Holder” means each holder of a Qualifying Series 2 Warrant immediately prior to the Effective Time.

“Qualifying Series 2 Warrant Initial Consideration Per Share” means the result of (a) $0.08616 plus (b) the Common Initial Consideration Per Share minus (c) $0.01.

“Qualifying Series 2 Warrants” means all warrants to purchase shares of Series 2 Preferred Stock, to the extent such warrants are outstanding and remain unexercised immediately prior to the Effective Time.

“Qualifying Stock Purchase Right” means any of the Qualifying Series 1 Warrants, Qualifying Series 2 Warrants, or Qualifying Options.

“Qualifying Stock Purchase Right Holder” means each holder of a Qualifying Stock Purchase Right immediately prior to the Effective Time.

“Qualifying Warrant” means, collectively, the Qualifying Series 1 Warrants and the Qualifying Series 2 Warrants.

“Qualifying Warrant Holder” means any Qualifying Series 1 Warrant Holder or Qualifying Series 2 Warrant Holder.

“Real Property Leases” has the meaning set forth in Section 3.17(b).

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Entity, including any domain name registration and any application or registration for any Patent, copyright, mask work or trademark.

“Required Stockholder Vote” has the meaning set forth in Section 3.3(c).

“Responding Party” has the meaning set forth in Section 10.2(a).

“Retention Plan” has the meaning set forth in Section 7.3(h).

“Retention Plan Escrow Account” has the meaning set forth in Section 7.3(h)(v).

“Retention Plan Escrow Agreement” means an escrow agreement to be entered into as of the Closing, by and among the Surviving Corporation, the Key Employees, the Stockholders’ Agent and the Escrow Agent, substantially in the form of Exhibit B.

“Retention Plan Escrow Amount” has the meaning set forth in Section 2.9(f).

“Secretary of State” has the meaning set forth in Section 2.3.

“Series 1 Initial Consideration Per Share” means the sum of (a) $0.12924 plus (b) the Common Initial Consideration Per Share.

“Series 1 Liquidation Preference Amount” means an amount equal to (a) $0.12924 multiplied by (b) the Series 1 Share Divisor.

“Series 1 Preferred Stock” has the meaning set forth in Section 3.2(a).

“Series 1 Share Divisor” means the sum of (a) the aggregate number of shares of Series 1 Preferred Stock outstanding immediately prior to the Effective Time plus (b) the aggregate number of shares of Series 1 Preferred Stock issuable upon the exercise of the Qualifying Series 1 Warrants and the Qualifying Series 1 Options.

“Series 2 Initial Consideration Per Share” means the sum of (a) $0.08616 plus (b) the Common Initial Consideration Per Share.

“Series 2 Liquidation Preference Amount” means an amount equal to (a) $0.08616 multiplied by (b) the Series 2 Share Divisor.

“Series 2 Preferred Stock” has the meaning set forth in Section 3.2(a).

“Series 2 Share Divisor” means the sum of (a) the aggregate number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time plus (b) the aggregate number of shares of Series 2 Preferred Stock issuable upon the exercise of the Qualifying Series 2 Warrants.

“Services” means each of the services provided by or on behalf of the Company or the Subsidiary.

“Software” means computer programs (including any software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any websites.

“Special Representation” means any representation or warranty contained in Section 3.1 (Organization, Standing and Power; Subsidiaries), Section 3.2 (Capitalization; Title to Shares), Section 3.3 (Authorization, Enforceability and Non-Contravention), Section 3.13 (Taxes), Section 3.19 (Brokers’ and Finders’ Fees), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority) or Section 4.4 (Brokers’ and Finders’ Fees).

“Stock Purchase Right Holder Transmittal Letter” has the meaning set forth in Section 2.8(c).

“Stockholders’ Agent” has the meaning set forth in the preamble.

“Stockholders’ Agent Fund” means $750,000.

“Stockholders’ Agent Fund Account” has the meaning set forth in Section 2.9(f).

“Stockholders’ Agent Fund Factor” means the result of (a) the Stockholders’ Agent Fund divided by (b) the result of (i) the Adjusted Consideration minus (ii) the Liquidation Preference Amount plus (iii) the aggregate Net Bonus Payments.

“Stockholder Consent” has the meaning set forth in Section 5.8(b).

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means BinOptics (Hong Kong) Limited, a Hong Kong limited company.

“Subsidiary Certificate” has the meaning set forth in Section 3.1(b).

“Subsidiary Shares” has the meaning set forth in Section 3.2(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Systems” has the meaning set forth in Section 3.10(p).

“Target Net Working Capital Amount” means $14,100,000.

“Tax” means (a) all taxes, charges, fees, duties, levies or other assessments, however denominated, which taxes include income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, goods and services, unclaimed property, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax related thereto, and (b) any Liability for the payment of any amounts of the type described in clause (a) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person under any Law, as a transferee or successor, by Contract or otherwise.

“Tax Returns” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof filed with a Governmental Entity.

“Third-Party Claim” has the meaning set forth in Section 9.2(c).

“Total Enterprise Value” means $230,000,000.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, technology, designs, drawings, specifications, customer and supplier lists and data, pricing and cost information, financial information, human resources data, and business and marketing plans and proposals).

“Transaction Documents” means this Agreement and each other agreement, document and instrument to be entered into in connection with this Agreement.

“Transaction Expenses” has the meaning set forth in Section 10.11.

“Transfer Taxes” has the meaning set forth in Section 6.5(h).

“Transmittal Letter” has the meaning set forth in Section 2.13(a).

“Treasury Regulations” means the applicable regulations promulgated by the IRS under to the Code.

“Ulexus Agreement” means that certain Agreement Relating To Existing Exclusive Licenses and Sublicense and to New Exclusive Licenses, dated October 26, 2004, by and among the Cornell Research Foundation, Inc., Ulexus Corporation, and the Company, as amended by the First Amendment to October 26, 2004 Agreement Relating To Existing Exclusive Licenses and Sublicense and to New Exclusive Licenses between Cornell Research Foundation, Inc., Ulexus Corporation, and the Company dated November 16, 2014.

“USML” has the meaning set forth in Section 3.8(c).

ARTICLE II

MERGER

Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 2.2 Closing. Subject to any earlier termination hereof, the closing of the Merger and the Other Transactions (the “Closing”) will take place at the offices of Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, beginning at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger and the Other Transactions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) or such other place, date or time as the Parties may determine (the actual date on which the Closing occurs being the “Closing Date”). To the extent the Parties agree, documents may be delivered at the Closing by facsimile or other electronic means. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any other Transaction Document.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall execute and file the certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the requirements of the DGCL with the Secretary of State of the State of Delaware (the “Secretary of State”), whereupon Merger Sub shall be merged with and into the Company, which shall survive the Merger, pursuant to the provisions of the DGCL. The Parties shall make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL or at such later time as shall be agreed upon by the Parties and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 2.5 Certificate of Incorporation; Bylaws.

(a) Immediately after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the certificate of incorporation of the Surviving Corporation will read in its entirety as follows: “The name of the corporation is BinOptics Corporation,” and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b) Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except each reference in the bylaws of Merger Sub to “Borealis Merger Sub, Inc.” will be replaced with “BinOptics Corporation,” and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

Section 2.6 Directors; Officers.

(a) Immediately after the Effective Time, the directors of Merger Sub immediately before the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, effective at the Effective Time, resignations of all of the incumbent directors of the Company Board.

(b) Immediately after the Effective Time, the officers of Merger Sub immediately before the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed, as the case may be. In furtherance thereof, the Company shall secure, effective at the Effective Time, resignations of all of the officers of the Company.

Section 2.7 Effect on Capital Stock.

(a) Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Stockholder, or any Qualifying Stock Purchase Right Holder, all shares of Company Capital Stock will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and each Company Stockholder will cease to have any rights with respect thereto, except the right to receive his, her or its respective portion of the Adjusted Consideration payable in accordance with and in the manner provided by this Article II, subject to the limitations and conditions in this Article II, and any other rights expressly provided by this Agreement.

(b) Conversion of Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of securities of Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, which will be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Dissenters’ Rights. “Dissenting Shares” means any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder that has not voted in favor of the Merger or consented thereto in writing and that has demanded properly, in writing, appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL.

(i) Subject to clause (ii) of this Section 2.7(c), notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted as provided in Section 2.7(a), and the holder thereof shall be entitled only to such rights as are granted by the DGCL.

(ii) Notwithstanding the provisions of clause (i) of this Section 2.7(c), if any Company Stockholder that demands appraisal of such Company Stockholder’s shares of Company Capital Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such Company Stockholder’s right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, such Company Stockholder’s shares of Company Capital Stock shall automatically be canceled and converted (without interest) as provided in Section 2.7(a).

(iii) The Company shall comply with the provisions of Section 262 of the DGCL required to be complied with prior to the Effective Time. The Company shall give Parent (A) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL relating to the Merger, and (B) the opportunity to participate equally in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, which will not be unreasonably withheld, conditioned or delayed, the Company shall not voluntarily make any payment with respect to any demands for appraisal, compromise, settle or offer to settle any such demands, or approve any withdrawal of any such demand.

(iv) Notwithstanding anything to the contrary set forth herein, (A) to the extent that Parent, the Surviving Corporation or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the value of the Adjusted Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement or (B) if Parent or the Surviving Corporation incur any Damages (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any Proceeding) in respect of any Dissenting

Shares (payments made or Damages incurred as described in clauses (A) and (B) are referred to herein as “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article IX the amount of such Dissenting Share Payments.

(d) Cancellation of Company Capital Stock Owned by the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or any Company Stockholder, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time (if any) shall be canceled and extinguished without any conversion thereof, and no consideration will be paid or delivered in exchange therefor.

Section 2.8 Effect on Company Options and Warrants. Prior to the Closing, the Company or the Company Board shall take such actions as are necessary to cause each outstanding Company Stock Purchase Right to be fully vested. Immediately prior to the Effective Time, the Company shall terminate and cancel each Company Stock Purchase Right that is outstanding and unexercised as of such time. Neither the Surviving Corporation nor Parent shall assume any Company Stock Purchase Right that is outstanding immediately prior to the Effective Time, whether or not then exercisable, and the Company shall take any and all action necessary or appropriate to cause the Company Stock Purchase Rights to be terminated and canceled prior to the Effective Time. Promptly after the date hereof, the Company shall provide each Qualifying Stock Purchase Right Holder with a copy of the Information Statement, together with a letter of transmittal in the form of Exhibit D attached hereto (a “Stock Purchase Right Holder Transmittal Letter”) for completion by such Qualifying Stock Purchase Right Holder.

Section 2.9 Merger Consideration.

(a) After the Effective Time, as soon as practicable following the receipt of a Company Stockholder’s Transmittal Letter, subject to and in accordance with Sections 2.10 and 2.13, Parent shall cause the Paying Agent to pay and deliver to such Company Stockholder:

(i) the Common Initial Consideration Per Share multiplied by the number of shares of Company Common Stock of such Company Stockholder outstanding immediately before the Effective Time in exchange for such Company Stockholder’s Company Common Stock;

(ii) the Series 1 Initial Consideration Per Share multiplied by the number of shares of Series 1 Preferred Stock of such Company Stockholder outstanding immediately before the Effective Time in exchange for such Company Stockholders’ Series 1 Preferred Stock; and

(iii) the Series 2 Initial Consideration Per Share multiplied by the number of shares of Series 2 Preferred Stock of such Company Stockholder outstanding immediately before the Effective Time in exchange for such Company Stockholders’ Series 2 Preferred Stock.

(b) After the Effective Time, as soon as practicable following the receipt of a Qualifying Stock Purchase Right Holder’s Stock Purchase Right Holder Transmittal Letter associated with a Qualifying Common Option, Parent shall cause the Paying Agent to pay, deliver or cause to be paid or delivered to each such Qualifying Stock Purchase Right Holder, an amount in cash equal to the product of (i) the number of shares of Company Common Stock for which his, her, or its Qualifying Common Option was exercisable immediately prior to the Effective Time (assuming the full vesting of such Qualifying Common Option) multiplied by (ii) the Qualifying Common Option Initial Consideration Per Share.

(c) After the Effective Time, as soon as practicable following the receipt of a Qualifying Stock Purchase Right Holder’s Stock Purchase Right Holder Transmittal Letter associated with a Qualifying Series 1 Option, Parent shall cause the Paying Agent to pay, deliver or cause to be paid or delivered to each such Qualifying Stock Purchase Right Holder, an amount in cash equal to the product of (i) the number of shares of Series 1 Preferred Stock for which his, her, or its Qualifying Series 1 Option was exercisable immediately prior to the Effective Time (assuming the full vesting of such Qualifying Series 1 Option) multiplied by (ii) the Qualifying Series 1 Option Initial Consideration Per Share.

(d) After the Effective Time, as soon as practicable following the receipt of a Qualifying Stock Purchase Right Holder’s Stock Purchase Right Holder Transmittal Letter associated with a Qualifying Warrant, Parent shall cause the Paying Agent to pay and deliver an amount in cash equal to the following:

(i) to each Qualifying Series 1 Warrant Holder, an amount in cash equal to the product of (A) the number of shares of Series 1 Preferred Stock for which its Qualifying Series 1 Warrants are exercisable immediately prior to the Effective Time (assuming the full vesting of such Qualifying Series 1 Warrant) multiplied by (B) the Qualifying Series 1 Warrant Initial Consideration Per Share; and

(ii) to each Qualifying Series 2 Warrant Holder, an amount in cash equal to the product of (A) the number of shares of Series 2 Preferred Stock for which its Qualifying Series 2 Warrants are exercisable immediately prior to the Effective Time (assuming the full vesting of such Qualifying Series 2 Warrant) multiplied by (B) the Qualifying Series 2 Warrant Initial Consideration Per Share.

(e) On the Closing Date, Parent shall deposit into a specified escrow account with the Escrow Agent (the “Indemnification Escrow Account”), to be invested and distributed by the Escrow Agent pursuant to the terms and conditions of the Indemnification Escrow Agreement, the Escrow Indemnification Amount as security for any Damages of the Parent Indemnified Persons for which they are entitled to indemnification as set forth in Article IX.

(f) On the Closing Date, Parent shall deposit into an account specified by the Stockholders’ Agent at least three Business Days prior to the Closing Date (the “Stockholders’ Agent Fund Account”) the Stockholders’ Agent Fund, which amount shall be held and disbursed by the Stockholders’ Agent (acting for the benefit of the Company Stockholders and Qualifying Stock Purchase Right Holders) pursuant to the provisions of this Agreement and as otherwise reasonably determined in good faith by the Stockholders’ Agent. The Stockholders’ Agent shall maintain the Stockholders’ Agent Fund for not less than six months following the Closing Date, after which the Stockholders’ Agent Fund may be terminated and disbursed at the determination of Stockholders’ Agent.

(g) Upon the delivery by Parent or the Surviving Corporation of the payments to the Company Stockholders in accordance with Section 2.9(a), to the Qualifying Stock Purchase Right Holders in accordance with Sections 2.9(b), (c) and (d), and to the Escrow Agent in accordance with Section 2.9(e), Parent and Merger Sub shall have no further Liabilities to any Person with respect to the payment of the Adjusted Consideration, except as may otherwise be provided in any Transaction Document.

Section 2.10 Adjusted Consideration Calculation. On the Business Day prior to the Closing Date, the Company shall (a) deliver to Parent a statement (the “Closing Consideration Statement”), in a form and substance reasonably satisfactory to Parent, setting forth the Company’s good faith estimate of the Adjusted Consideration (the “Estimated Adjusted Consideration”), including a reasonably detailed calculation of the amount and the elements thereof and each Company Stockholders’ and Qualifying Stock Purchase Right Holders’ Common Stock Equivalent Percentage, and (b) provide Parent reasonable access to any reasonable supporting documentation for such calculations. No fewer than three Business Days prior to the Closing Date, the Company shall deliver to Buyer a draft of the Closing Consideration Statement setting forth the Company’s reasonable determination of the Estimated Adjusted Consideration. The Estimated Adjusted Consideration as determined under this Section 2.10 shall constitute the Adjusted Consideration for purposes of any payment to be made hereunder as of the Closing Date.

Section 2.11 Post-Closing Adjustment.

(a) Within 60 days after the Closing Date, Parent shall prepare and deliver to Stockholders’ Agent a statement (the “Post-Closing Statement”), in substantially the same form as the Closing Consideration Statement, setting forth Parent’s good faith determination of the Adjusted Consideration (and all components thereof) as of immediately prior to the Closing (the “Final Adjusted Consideration”). Upon reasonable request of Stockholders’ Agent or its representatives, Parent shall provide to Stockholders’ Agent and Stockholders’ Agent’s representatives copies of any work papers, schedules, calculations and other supporting documentation (including copies of any primary source documents) associated with the calculation of the amounts set forth on the Post-Closing Statement so requested, subject, in each case, to Parent’s reasonable confidentiality requirements and customary access and indemnification requirements of Parent’s accountants.

(b) Within 30 days after Stockholders’ Agent’s receipt of the Post-Closing Statement, Stockholders’ Agent shall notify Parent of Stockholders’ Agent’s agreement or disagreement with the Post-Closing Statement in writing, which writing shall set forth in reasonable detail the items and amounts to which Stockholders’ Agent objects. If Stockholders’ Agent disagrees with the Post-Closing Statement, then Stockholders’ Agent and Parent shall work together to reach agreement on the disputed items or amounts set forth in Stockholders’ Agent’s notice of disagreement (the “Disputed Consideration Components”) in order to determine the Final Adjusted Consideration. If Stockholders’ Agent and Parent are unable to resolve such differences within 30 days (or such longer period as Stockholders’ Agent and Parent may mutually agree), they will promptly thereafter cause independent members of the dispute resolution group of an independent accounting firm of recognized national standing to be mutually agreed upon by Stockholders’ Agent and Parent, acting reasonably and in good faith, or if Stockholders’ Agent and Parent are unable to agree as to such independent accounting firm within 15 days after the conclusion of such 30-day period, either Stockholders’ Agent or Parent may request that the American Arbitration Association appoint an independent third party accounting firm meeting the aforementioned requirements (in either case, the “Independent Accounting Firm”) to review this Agreement and the Disputed Consideration Components for the purpose of calculating the Final Adjusted Consideration. The Independent Accounting Firm will determine procedures for the resolution of the dispute, subject to the terms hereof. In making its calculation of the Final Adjusted Consideration, the Independent Accounting Firm may consider only the Disputed Consideration Components. The Independent Accounting Firm’s determination of any Disputed Consideration Components and its calculation of the Final Adjusted Consideration must be within the range of the amount thereof shown in the Post-Closing Statement and the amount thereof shown in Stockholders’ Agent’s notice of disagreement. The Independent Accounting Firm will deliver to Stockholders’ Agent and Parent, as promptly as practicable, but in any event within 60 days after its appointment, a report setting forth, in reasonable detail, its determination of the Final Adjusted Consideration. Such report will be final and binding upon all of the parties hereto absent manifest error. The cost of the Independent Accounting Firm’s review and report will be borne by Stockholders’ Agent and Purchaser in the same proportion that the dollar amount of the Disputed Consideration Components that are not resolved in favor of Stockholders’ Agent or Parent (as applicable), bears to the total dollar amount of the Disputed

Consideration Components resolved by the Independent Accounting Firm. Each of Stockholders’ Agent and Parent will bear all of its other expenses incurred in connection with matters contemplated by this Section 2.11(b).

(c) Upon final determination, whether by agreement of Stockholders’ Agent and Parent or pursuant to a decision of the Independent Accounting Firm pursuant to Section 2.11(b), of the Final Adjusted Consideration, the Adjusted Consideration paid to the Company Stockholders and the Qualifying Stock Purchase Right Holders shall be adjusted as follows: (i) if the Final Adjusted Consideration is greater than the Estimated Adjusted Consideration, then the Adjusted Consideration shall be increased by the amount of the difference; (ii) if the Final Adjusted Consideration is less than the Estimated Adjusted Consideration, then the Adjusted Consideration shall be decreased by the amount of the difference; or (iii) if the Final Adjusted Consideration is equal to the Estimated Adjusted Consideration, then the Adjusted Consideration shall not be changed.

(d) If the net adjustment to the Adjusted Consideration made pursuant to Section 2.11(c) results in an increase in the Adjusted Consideration, then Parent shall pay the amount of such increase to the Paying Agent within five Business Days after the date on which the Final Adjusted Consideration is determined, for further distribution to the Company Stockholders and Qualifying Stock Purchase Right Holders in accordance with their Common Stock Equivalent Percentages. If the net adjustment to the Adjusted Consideration made pursuant to Section 2.11(c) results in a decrease in the Adjusted Consideration, then Parent shall have the right to require the Escrow Agent to disburse to Parent the amount of any shortfall pursuant to Section 2.11(c)(ii) from the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement; provided that, notwithstanding the foregoing, if the amount of any Company Transaction Expenses included in the Final Adjusted Consideration is greater than the amount of any Company Transaction Expenses included in the Estimated Adjusted Consideration, as applicable, then the Stockholders’ Agent (acting on behalf and for the benefit of the Company Stockholders and the Qualifying Stock Purchase Right Holders) shall pay from the Stockholders’ Agent Fund the amount of such excess to Parent within five Business Days after the date on which the Final Adjusted Consideration is determined and, following receipt thereof, such payment shall reduce the amount that the Escrow Agent shall be required to disburse to Parent pursuant to the foregoing provision.

Section 2.12 Paying Agent. Before the Closing Date, Parent, the Company, the Stockholders’ Agent and the Paying Agent shall enter into an agreement (the “Paying Agent Agreement”) for the Paying Agent to act as paying agent in connection with the Merger. Before or concurrently with the Effective Time, Parent shall cause to be deposited with the Paying Agent the Adjusted Consideration plus the following to the extent they were part of calculating the Adjusted Consideration (i) the amount of any Company Transaction Expenses, (ii) the amount required at the Closing to discharge in full the Company Indebtedness, (iii) the amount of any Change of Control Obligations and (iv) any Accrued Taxes (to the extent not included in the Net Working Capital) (the “Payment Fund”). The Payment Fund shall be subject to the terms and conditions of the Paying Agent Agreement and shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent pursuant to the applicable provisions of the Paying Agent Agreement. The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent (and, for the avoidance of doubt, not from the Payment Fund).

Section 2.13 Surrender of Certificates.

(a) Exchange Procedures. In order to receive its, his, or her portion of the Adjusted Consideration in accordance with this Article II, each Company Stockholder must surrender to the Paying Agent the Company Certificate(s) representing such Company Stockholder’s ownership of

Company Capital Stock, together with a duly completed and validly executed letter of transmittal in substantially the form of Exhibit E attached hereto (each, a “Transmittal Letter”). After the Effective Time, as soon as reasonably practicable following the receipt of a Company Stockholder’s Transmittal Letter and Company Certificates, the Paying Agent shall, in exchange therefor, deliver to such Company Stockholder his, her or its portion of the Adjusted Consideration in accordance with this Article II. Until properly surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive a portion of the Adjusted Consideration in accordance with, subject to the other terms and conditions of, this Article II.

(b) No Liability. Notwithstanding anything to the contrary in this Section 2.13, neither the Surviving Corporation nor any Party shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(c) Dissenting Shares. The provisions of this Section 2.13 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.13 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the portion of the Adjusted Consideration to which such holder is entitled pursuant to this Article II, subject to such holder’s compliance with this Section 2.13 and the other terms hereof.

Section 2.14 No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.15 Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement, the Retention Plan (as amended or amended and restated), the General Retention Plan or any Transaction Documents such amounts as it may be required to deduct or withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.16 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such payment of the Adjusted Consideration as may be required pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a written affidavit and indemnity agreement, in form and substance acceptable to Parent, and a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 2.17 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation and each of their respective subsidiaries are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.18 Consideration Not Paid. Any portion of the Adjusted Consideration that remains undistributed by the Paying Agent as of the date that is nine months after the Closing Date shall be delivered to Parent, and any holders of Company Certificates or Qualifying Company Warrants that have not theretofore surrendered their applicable transmittal letter and, if applicable, Company Certificates in accordance with this Article II shall thereafter look only to Parent and the Surviving Corporation for satisfaction of their claims for their share of the Adjusted Consideration, respectively, and Parent shall satisfy such claims in accordance with and subject to the terms of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the Merger and the Other Transactions, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to (i) own and operate its assets, properties and business, (ii) carry on its business as presently conducted, (iii) execute, deliver and perform all Transaction Documents to which it is, or at the Closing will be, a party, and (iv) consummate the Merger and the Other Transactions to which it is a party. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except to the extent that failure to obtain such qualification or to be in good standing would not reasonably be expected to result in a Material Adverse Effect with respect to the Company or the Subsidiary. The Company has not violated, and is not in violation of, any of the provisions of the Company Articles or Company Bylaws, true, complete and correct copies of which the Company has delivered to Parent.

(b) Other than the Subsidiary, the Company does not have, and since December 31, 2009 has not had, any subsidiaries and does not own, and since December 31, 2009 has not owned, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any Person. The Subsidiary is a limited company duly organized and validly existing under the Laws of Hong Kong. The Subsidiary has full limited company power and authority to (i) own and operate its assets, properties and business, (ii) carry on its business as presently conducted, (iii) execute, deliver and perform all Transaction Documents to which it is, or at the Closing will be, a party, and (iv) consummate the Merger and the Other Transactions to which it is a party. The Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except to the extent that failure to obtain such qualification or to be in good standing would not reasonably be expected to result in a Material Adverse Effect with respect to the Company or the Subsidiary. The Subsidiary has not violated, and is not in violation of, any of the provisions of the Subsidiary’s Certificate of Incorporation and incorporation form (the “Subsidiary Certificate”) and the Subsidiary’s articles of association, true, complete and correct copies of which the Company has delivered to Parent.

(c) The minute book of the Company made available to Parent (i) contains (A) minutes and resolutions of all meetings of directors and equity holders and (B) all actions by written consent of directors and equity holders, in the cause of clauses (A) and (B) above, since December 31, 2011 through the date of this Agreement, and (ii) accurately reflects, in all material respects, all transactions and other corporate actions referred to in such minutes and written consents, which include all material transactions of the Subsidiary since December 31, 2011.

Section 3.2 Capitalization; Title to the Shares.

(a) The authorized capital stock of the Company consists of (i) 451,000,000 shares of common stock, $0.001 par value (the “Company Common Stock”), and (ii) 363,000,000 shares of preferred stock, $0.01 par value (the “Company Preferred Stock”), which consists of the following two series: (A) 185,000,000 shares designated Series 1 Convertible Preferred Stock (the “Series 1 Preferred Stock”); and (B) 178,000,000 shares designated Series 2 Convertible Preferred Stock (the “Series 2 Preferred Stock”). As of the date hereof, (1) 39,469,574 shares of Company Common Stock are issued and outstanding, (2) 176,558,115 shares of Series 1 Preferred Stock are issued and outstanding, (3) 177,552,675 shares of Series 2 Preferred Stock are issued and outstanding, (4) 48,100,000 shares of Company Common Stock have been reserved for issuance under the Company’s 2007 Stock Option Plan, 42,725,171 of which are subject to outstanding Company Options, (5) 6,963,788 shares of Series 1 Preferred Stock have been reserved for issuance under the Company’s Non-Qualified Series 1 Preferred Stock Option Plan, 6,963,788 of which are subject to outstanding Company Options, (6) 998,142 shares of Series 1 Preferred Stock have been reserved for issuance under the 2009 Warrants, (7) 18,206 shares of Series 2 Preferred Stock have been reserved for issuance under the 2011 Warrants, and (8) no shares of Company Capital Stock are issued and held in the treasury of the Company. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Stock Purchase Rights will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2(a) of the Disclosure Schedule, as of the Closing, no shares of Company Capital Stock shall be subject to issuance pursuant to any Company Stock Purchase Rights.

(b) Except as listed in Section 3.2(b) of the Disclosure Schedule, and other than the rights of Parent or Merger Sub created hereunder, there is no: (i) preemptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature, in each case to which the Company is a party, whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; or (ii) voting trust, proxy or other contract with respect to any equity interest of the Company to which the Company is a party and, to the Company’s Knowledge, to which any equity holder is a party.

(c) Section 3.2(c) of the Disclosure Schedule sets forth a true, complete and correct list of each holder of record of Company Capital Stock, and the number and class of such securities (including Company Stock Purchase Rights) owned by each such holder.

(d) The authorized capital stock of the Subsidiary consists of 10,000 ordinary shares, all of which are issued, outstanding and held of record by the Company (the “Subsidiary Shares”). The Subsidiary Shares are duly authorized, validly issued, fully paid and non-assessable. There is no: (i) preemptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature, in each case to which the Company or the Subsidiary is a party, whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Subsidiary; or (ii) voting trust, proxy or other contract with respect to any equity interest of the Subsidiary.

Section 3.3 Authorization, Enforceability and Non-Contravention.

(a) The execution and delivery of the Transaction Documents and the consummation of the Merger and the Other Transactions have been duly authorized by all necessary corporate action on the part of the Company, except for the Required Stockholder Vote. This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Enforceability Exceptions”). Except as disclosed in Section 3.3(a) of the Disclosure Schedule, neither the execution and delivery by the Company of any Transaction Document nor the consummation of the Merger or the Other Transactions will conflict with, or result in any material breach or violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Articles or the Company Bylaws, (ii) any provision of the Subsidiary Certificate, (iii) any Material Contract, or (iv) any Law applicable to the Company, the Subsidiary or any of their respective properties or assets. No notice to or filing with, and no permit, authorization, consent or approval of, any Person is necessary for the execution and delivery of the Transaction Documents by the Company or the consummation of the Merger or the Other Transactions, other than (A) the filing of the Certificate of Merger with the Secretary of State, (B) the filing of the information required by the HSR Act in accordance with Section 5.3, (C) notice to the Company Stockholders in accordance with the Company Articles, (D) approval of this Agreement and the Merger by the Company Stockholders as described in Section 3.3(b) and (E) the consents, notices and approvals listed on Section 3.3(a) of the Disclosure Schedule.

(b) The Company Board has unanimously (i) approved the adoption of this Agreement, (ii) determined that the Merger and the Other Transactions are advisable and in the best interests of the Company Stockholders and that the terms thereof are fair to the Company Stockholders, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(c) The affirmative vote or written consent of Company Stockholders holding at least 65% of the outstanding shares of the Series 2 Preferred Stock and a majority of the outstanding shares of the Company Capital Stock (on an as-converted basis) (the “Required Stockholder Vote”) is the only vote or written consent of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the Other Transactions.

Section 3.4 Financial Statements; Absence of Undisclosed Liabilities; Internal Controls.

(a) Attached hereto as Section 3.4(a) of the Disclosure Schedule are true, complete and correct copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with the Accounting Principles, (ii) were prepared in accordance with, and are consistent with, the books and records of the Company and the Subsidiary, and (iii) fairly present, in all material respects, the assets, liabilities and financial condition of the Company and the Subsidiary at their respective dates and the results of operations of the Company and the Subsidiary for the respective periods covered thereby, except as otherwise stated in the Financial Statements and subject, in the case of the unaudited Financial Statements, to (A) normal and recurring year-end audit adjustments, none of which individually or in the aggregate would be material, and (B) the absence of customary footnote disclosures. The financial records of the Company and the Subsidiary, all of which the Company has made available to Parent, are true, complete and correct, accurately represent all actual, bona fide transactions related to the Company and the Subsidiary and the periods covered thereby, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(b) Except (i) as disclosed on the face of the Interim Balance Sheet (regardless of whether in any note thereto), (ii) for Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (which do not arise out of, relate to or result from, and which are not in the nature of and were not caused by any breach of Material Contract, breach of warranty, tort, infringement or violation of Law), (iii) for any Transaction Expenses or Change of Control Obligations that have been paid by the Company or will be paid in accordance with the Closing Consideration Statement, and (iv) as set forth in Section 3.4(b) of the Disclosure Schedule, neither the Company nor the Subsidiary has any material Liabilities. Except as disclosed in Section 3.4(b) of the Disclosure Schedule, there are no off-balance sheet arrangements to which the Company or the Subsidiary is a party or otherwise involving the Company or the Subsidiary.

(c) Except for Indebtedness listed in Section 3.4(c) of the Disclosure Schedule, neither the Company nor the Subsidiary has any Indebtedness outstanding. Neither the Company nor the Subsidiary is in material default or otherwise in material breach with respect to any Indebtedness. The Company has provided to Parent a true, correct and complete copy of all material documents (including all amendments, supplements, waivers and consents) with respect to any Indebtedness of the Company or the Subsidiary.

(d) Each of the Company and the Subsidiary (i) makes and keeps accurate books and records that fairly reflect in all material respects the transactions and dispositions of properties and assets of the Company or the Subsidiary, as applicable, and (ii) maintains internal accounting controls which provide reasonable assurance that: (A) transactions are recorded as necessary to permit preparation of its financial statements in conformity with the Accounting Principles; (B) receipts and expenditures are made only in accordance with general or specific authorizations of the management and directors of the Company or the Subsidiary, as applicable; (C) access to its assets is permitted only in accordance with general or specific authorizations of the management and directors of the Company or the Subsidiary, as applicable; and (D) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals.

Section 3.5 Absence of Certain Changes. Except as set forth in Section 3.5 of the Disclosure Schedule and to the extent set forth on the Financial Statements, since December 31, 2013, and through the date of this Agreement, each of the Company and the Subsidiary has conducted its business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, since December 31, 2013, except as set forth in the Financial Statements or Section 3.5 of the Disclosure Schedule, neither the Company nor the Subsidiary has:

(a) suffered any Material Adverse Effect;

(b) (i) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or the Subsidiary or right (including any option, warrant, put or call) to any such equity interest or other security, (ii) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (iii) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (iv) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or the Subsidiary or any right, warrant or option to acquire any such equity interest or other security;

(c) (i) paid, discharged or satisfied any material claims or material Liabilities other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the Interim Balance Sheet or subsequently incurred in the Ordinary Course of Business, (ii) incurred any Liabilities (except for (A) items incurred in the Ordinary Course of Business or (B) Transaction Expenses that have been paid by the Company or will be paid on behalf of the Company in accordance with the Closing Consideration Statement) or (iii) increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(d) subjected or permitted any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except Permitted Liens;

(e) written down in any material respect the value of any inventory or written off in any material respect as uncollectible any notes or accounts receivable other than in accordance with the Accounting Principles, or failed to comply with the Accounting Principles in any material respect, including failing to properly (i) record or adequately reserve for any material Liability, (ii) recognize any revenue or material loss, or (iii) write down in any material respect the value of any inventory or asset;

(f) (i) become a guarantor with respect to any obligation of any other Person, (ii) assumed or otherwise become obligated for any Liability of any other Person for borrowed money, or (iii) agreed to maintain the financial condition of any other Person;

(g) canceled any material debts or waived any claims or rights of substantial value;

(h) (i) made any loan, advance or capital contribution to, or investment in, any other Person, or (ii) made or pledged to make any charitable or other capital contribution, except in the Ordinary Course of Business;

(i) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the Ordinary Course of Business;

(j) granted or acquired, or agreed to grant to or acquire from any Person any licenses of Intellectual Property, abandoned, disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed (except pursuant to a written non-disclosure agreement) to any Person other than representatives of Parent any trade secret, formula, process or know-how or other Intellectual Property not theretofore a matter of public knowledge;

(k) except as contemplated by the Transaction Documents, increased in any material manner (including by acceleration or funding provisions) the compensation or benefits of any current or former director, officer, employee, consultant, or independent contractor of the Company or the Subsidiary (including any such increase pursuant to any Employee Benefit Plan) or increased in any material manner (including acceleration or funding provisions) the compensation or benefits payable or to become payable to any current or former director, officer, employee, consultant, or independent contractor of the Company or the Subsidiary, except, in the case of employees other than officers of the Company, for such increases in compensation or benefits made in the Ordinary Course of Business;

(l) terminated any employee, contractor or consultant or hired or engaged any employee, contractor or consultant other than in the Ordinary Course of Business;

(m) except as contemplated by the Transaction Documents, adopted, entered into or amended any Employee Benefit Plan, other than as required by Law;

(n) except in the Ordinary Course of Business, entered into, amended or terminated any Material Contract or waived, released or assigned any right or claim under any Material Contract;

(o) made, continued to make or adopted a plan to make or budget for capital expenditures or commitments or acquired any property, plant and equipment that would be treated as a capital expenditure in accordance with the Accounting Principles, in an amount (or for a price) in excess of $100,000 (whether or not such amount has been or was scheduled to be paid since the date of the Interim Financial Statements or over a different period);

(p) (i) made or changed an election in respect of Taxes, (ii) amended any Tax Return, or (iii) made any other Tax payments outside of the Ordinary Course of Business;

(q) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its employees, officers, directors, stockholders, independent contractors or consultants or any of their respective affiliates or associates (except for directors’ fees and compensation to officers at rates not inconsistent with the Company’s or the Subsidiary’s, as applicable, past practice or in connection with business related travel or other expenses incurred on behalf of the Company or the Subsidiary); or

(r) agreed, whether in writing or otherwise, to take any action described in this Section 3.5.

Section 3.6 Litigation. Except as set forth on Section 3.6 of the Disclosure Schedule, there is, and since December 31, 2011, there has been no Proceeding pending, or, to the Company’s Knowledge, threatened against the Company, the Subsidiary, any of their respective properties or any of their respective equity holders, officers, directors, employees or agents (in each case, in their capacities as such), or which questions or challenges the validity of any Transaction Document, the Merger or any of the Other Transactions, and, to the Company’s Knowledge, there is no valid basis for any such Proceeding. There is, and since December 31, 2011, there has been, no Order against the Company or the Subsidiary or to which the Company, the Subsidiary, or to the Company’s Knowledge any of their respective equity holders, officers, directors, employees or agents (in each case, in their capacities as such) is subject, that could prevent, enjoin, or materially alter or delay the Merger or any of the Other Transactions. Neither the Company nor the Subsidiary has any litigation pending against any other Person.

Section 3.7 Restrictions on Business Activities.

(a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, there is no Contract or Order binding upon the Company, the Subsidiary, or, to the Company’s Knowledge, their respective equity holders, officers, directors, employees or agents (in each case, in their capacities as such), including the Company Stockholders, or to which the Company, the Subsidiary or any of their respective properties is subject that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or the Subsidiary as presently conducted.

(b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to or bound by any Contract containing any covenant (i) limiting the right of the Company or the Subsidiary to engage or compete in any line of business or to compete with any Person, (ii) granting to any Person any exclusive rights or sublicensing rights, (iii) providing “most favored nations” rights to any Person, or (iv) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company or the Subsidiary to sell, distribute or manufacture any Products or Services, use or sell any Company Intellectual Property, or purchase or otherwise obtain any Software, services, components, parts or subassemblies.

Section 3.8 Compliance With Laws; Governmental Authorization.

(a) Since December 31, 2009, the Company and the Subsidiary have complied in all material respects with all Laws that affect the business or employees of the Company or the Subsidiary, as applicable, or any of their respective assets or properties, and no Proceeding involving the Company or the Subsidiary has been initiated or, to the Company’s Knowledge, has been filed, commenced or threatened against the Company or the Subsidiary alleging any material violation of any of the foregoing. Since December 31, 2009, neither the Company nor the Subsidiary has at any time received any written, or, to the Company’s Knowledge, oral notice from any Governmental Entity challenging or questioning the legal right of the Company or the Subsidiary to design, market, offer or sell any of the Products or Services or the use of their respective properties or assets in the manner presently used.

(b) Except as set forth on Section 3.8(b) of the Disclosure Schedule, the Company and the Subsidiary currently possess each material Permit that is required for the operation of the business (as currently conducted) of the Company or the Subsidiary, as applicable (collectively, “Company Authorizations”). The Company has complied in all material respects with all Company Authorizations, and all Company Authorizations are in full force and effect.

(c) Since December 31, 2009, each of the Company and the Subsidiary has conducted its export transactions in material compliance with all applicable provisions of export control Laws, including the following U.S. Laws: the Export Administration Act, the International Traffic in Arms Regulations (the “ITAR”), the Export Administration Regulations (the “EAR”), and any economic sanctions programs, rules, and regulations promulgated, administered or enforced by the Office of Foreign Assets Control. Without limiting the foregoing, (i) each of the Company and the Subsidiary has obtained all export Permits required for its exports of Products, Software and technologies from the United States or Hong Kong, as applicable; (ii) the Company and the Subsidiary are in compliance with the terms of all applicable export Permits; (iii) there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or the Subsidiary with respect to such export Permits; and (iv) there are no actions, conditions or circumstances pertaining to the Company’s or the Subsidiary’s export transactions that may give rise to any future Proceedings. All Products currently, and since December 31, 2009, shipped by the Company are classified as Export Control Classification Number (ECCN) EAR99. A list of each current customer of the Company or the Subsidiary has been provided to Parent. To Company’s Knowledge, all epitaxial and semiconductor process technologies utilized by the Company or the Subsidiary in the manufacture of the Products to date or currently contemplated to be utilized by the Company or the Subsidiary in the future, whether owned, licensed, or obtained through supply agreements with third party providers (each, a “Company Process Technology”), are commercial or dual-use technologies controlled by the EAR, and no Company Process Technology is listed on the USML or otherwise controlled by the ITAR. In furtherance, and not in limitation of the foregoing, no Company Process Technology has been specifically designed, developed, configured, adapted, or modified for a military, intelligence, or space application.

(d) Since December 31, 2009, none of the Company, the Subsidiary, any of their respective employees, officers or directors or, to the Company’s Knowledge, any of their respective agents has committed (or taken any action to promote or conceal) any violation of the U.S. Foreign Corrupt Practices Act of 1977 or any similar Law.

Section 3.9 Title to Property; Sufficiency of Assets.

(a) The properties and assets of the Company and the Subsidiary constitute all of the properties and assets necessary to operate the business of the Company and the Subsidiary as presently conducted. To the Company’s Knowledge, there are no facts or conditions affecting any material properties or assets of the Company or the Subsidiary that would reasonably be expected, individually or in the aggregate, to interfere with the current use or operation of such properties or assets.

(b) Except as set forth on Section 3.9(b) of the Disclosure Schedule, the Company or the Subsidiary, as applicable, has good and valid title to, or a valid leasehold interest in or a valid license for the use of, each material property and asset used in the business of the Company and the Subsidiary as presently conducted, located on the Company’s or the Subsidiary’s premises, reflected as owned by the Company or the Subsidiary, as applicable, on the Interim Balance Sheet, or acquired after the date of the Interim Balance Sheet (except for properties, interests in properties and assets in the aggregate having an immaterial book value sold or otherwise disposed of since the date of the Interim Balance Sheet in the Ordinary Course of Business), free and clear of all Liens other than Permitted Liens.

(c) Each asset of the Company or the Subsidiary that is personal property is free from material defects (patent and latent), has been maintained in a commercially reasonable manner in all material respects, is in working operating condition and repair, subject to normal wear and tear, and is sufficient for the purposes for which it is used in all material respects. Except as set forth on Section 3.9(c) of the Disclosure Schedule, neither the Company nor the Subsidiary utilizes any consigned or bailed equipment, tooling or inventory owned by a third party.

Section 3.10 Intellectual Property.

(a) The Company or the Subsidiary solely and exclusively owns all legal, equitable and beneficial right, title and interest in and to the Owned IP. Since December 31, 2009, neither the Company nor the Subsidiary has received notice of any Proceeding, and, to the Company’s Knowledge, there is no basis for any Proceeding (i) challenging the Company’s or the Subsidiary’s, as applicable, sole and exclusive ownership of any Owned IP or (ii) suggesting that any other Person has any claim of legal, equitable or beneficial ownership to any Owned IP or that any Owned IP is invalid, unenforceable or has been misused. No Owned IP is subject to any outstanding or effective Order or Contract restricting the use, practice, licensing, exploitation, sale, transfer or assignment thereof by the Company or the Subsidiary, as applicable. No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP.

(b) The Company or the Subsidiary, as applicable, lawfully owns, or otherwise has sufficient rights to, all Company IP, and such Company IP is all of the Intellectual Property required to conduct the Company’s and the Subsidiary’s business in the manner in which it is currently being conducted. All Company IP is free and clear of any Liens other than (i) any restrictions set forth in any applicable Inbound License or (ii) Permitted Liens. The Company IP is valid, subsisting and enforceable, and there are, to the Company’s Knowledge, no facts, circumstances or information that would or reasonably could be expected to render any Company IP invalid or unenforceable. The execution and delivery of this Agreement and other Transaction Documents and the consummation of the

Merger and the Other Transactions will not (A) result in the loss or impairment of any Company IP, including the use, practice and exploitation of any Company IP in the same manner in which it is currently being used, practiced or otherwise exploited by the Company or the Subsidiary, as applicable, or (B) give rise to any right of any Person to terminate any rights under any Inbound License or exercise any new or additional rights under any Company IP.

(c) None of the Company, the Subsidiary, the Products (including the manufacture and use thereof), the Company IP or the conduct of the Company’s or the Subsidiary’s business in the manner in which it is currently being conducted interferes with, infringes, misappropriates or violates any Intellectual Property Rights of any Person (and have not previously done so). Neither the Company nor the Subsidiary has received any written or, to the Company’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any written or, to the Company’s Knowledge, oral notice that the Company or the Subsidiary must license or refrain from using any Intellectual Property of any other Person or any offer by any other Person to license any Intellectual Property to the Company or the Subsidiary), and, to the Company’s Knowledge, there is no basis therefor. To the Company’s Knowledge, no Person has interfered with, infringed upon, misappropriated or violated or is currently interfering with, infringing upon, misappropriating or violating any Company IP.

(d) Section 3.10(d) of the Disclosure Schedule identifies: (i) each item of Registered IP (and for each such item, the full legal name of the owner/applicant of record, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable, and all upcoming due dates and filing deadlines up to and including the date that is 12 months after the date hereof); and (ii) all domain names owned or used by the Company or the Subsidiary (and for each such domain name, the full legal name of the owner and registrar of record). The Company has delivered to Parent true, complete and correct copies of all documents and correspondence pertaining to each item of Registered IP. All Registered IP (A) is in full force and effect, (B) is valid, subsisting and enforceable, (C) has not been abandoned, passed into the public domain or permitted to lapse and (D) has been obtained and maintained in compliance with all Laws.

(e) Section 3.10(e) of the Disclosure Schedule identifies each (i) Inbound License (excluding commercially available, off-the-shelf licenses for Software with an acquisition cost of less than $5,000, other than licenses for Open Source Materials) and (ii) Outbound License. The Company has delivered to Parent true, complete and correct copies of all IP Licenses (excluding commercially available, off-the-shelf licenses for Software with an acquisition cost of less than $5,000, other than licenses for Open Source Materials). All IP Licenses are, to the Company’s Knowledge, valid, binding and enforceable against all parties thereto, and there is no outstanding or threatened dispute or disagreement with respect to any IP License. There exists no event or condition that does or will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default under, any IP License by the Company, the Subsidiary, or, to the Company’s Knowledge, any other party thereto.

(f) Section 3.10(f) of the Disclosure Schedule lists all Software owned by the Company or the Subsidiary and currently used in the Company’s or the Subsidiary’s business. No source code for any Software that is owned by the Company or the Subsidiary or exclusively licensed to the Company or the Subsidiary has been delivered, licensed, or is subject to any source code escrow, delivery or similar obligation, whether contingent or otherwise, of the Company or the Subsidiary to any third party. Except as set forth on Section 3.10(f) of the Disclosure Schedule, the source code for all Software owned by the Company or the Subsidiary contains annotations, and otherwise has been documented in a professional manner that is both (i) consistent with customary code annotation conventions and best practices in the software industry and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support such Software. Except as set forth on Section 3.10(f) of the Disclosure Schedule, no Open Source Materials are contained in, distributed with or used in the manufacturing, testing, assembly, operation, support, development or compilation of, any Products.

(g) Section 3.10(g) of the Disclosure Schedule identifies any Company IP material to the conduct of the Company’s and the Subsidiary’s business that is not otherwise identified in Section 3.10(d), (e) or (f) of the Disclosure Schedule.

(h) Section 3.10(h) of the Disclosure Schedule identifies each standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company, the Subsidiary or any of their respective Affiliates has participated in the past, is currently participating, or has applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity, in all cases, to the extent related to the Company IP, and a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other groups, to which the Company, the Subsidiary or any of their respective Affiliates is, was or has agreed to be bound, true, complete and correct copies of which have been delivered to Parent. None of the Company, the Subsidiary or any of their respective Affiliates is, bound by, or has agreed to be bound by, any Contract, bylaw, policy, or rule of any Person that requires or purports to require the Company, the Subsidiary or such Affiliate (or, following the Closing Date, Parent or any of its Affiliates) to contribute, disclose or license any Intellectual Property to such Person or its other members.

(i) Each current and former employee, officer, director, manager, consultant and contractor of the Company or the Subsidiary who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Company or the Subsidiary, or has or previously had access to any Trade Secrets, including Software source code, has executed a written, valid and enforceable Contract that (i) irrevocably and presently assigns to the Company or the Subsidiary, as applicable, without an obligation of additional payment, sole ownership of and all right, title and interest in and to any such Intellectual Property and (ii) reasonably protects such Trade Secrets. Each such individual has executed a Contract in substantially the form as made available to Parent. Neither the Company nor the Subsidiary owes any compensation or remuneration to any current or former employee, officer, director, consultant or contractor in relation to any Company IP. There is no Company IP that is owned, licensed to or otherwise held by a current or former employee, officer, director, equity holder, manager, consultant or contractor of the Company or the Subsidiary.

(j) In each case in which the Company or the Subsidiary has acquired ownership (or claimed or purported to acquire ownership) of any Owned IP from any Person (including any employee, officer, director, equity holder, manager, consultant or contractor of the Company or the Subsidiary), the Company or the Subsidiary, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably and presently assign sole ownership of and all rights with respect to such Owned IP to the Company or the Subsidiary, as applicable. All assignments of such Owned IP that are or may be required to be filed or recorded for such assignment to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any other applicable Governmental Entity. True, complete and correct copies of such assignments have been delivered to Parent.

(k) All Patents that are owned by the Company and the Subsidiary (each, a “Company Patent”) are in material compliance with all legal requirements, including payment of correct filing, examination and maintenance fees and proofs of working or use. To the Company’s Knowledge, no Company Patent or Patent that is exclusively licensed to the Company or the Subsidiary (the “Owned and Exclusive Patents”) has been or is now involved in any interference, reissue, reexamination, opposition, post-grant review, derivation, or similar Proceeding in the U.S. Patent and Trademark Office or before any other Governmental Entity, and no such action has been threatened. Neither the Company nor the Subsidiary controls any Patents that are not included in the Company Patents. The Company or the Subsidiary, as applicable, has the sole, unrestricted right to sue for past, present and future infringement of the Company Patents and to recover damages, costs and other remedies with respect thereto. Other than the Outbound Licenses identified in Section 3.10(e) of the Disclosure Schedule, there are no existing Contracts, proposals, bids, offers or rights with, to or in any Person to acquire any right, title or interest in or to the Company Patents or related Company Patent rights, whether implied or express, written or oral. No right, authorization, license, covenant, immunity, release, standstill or waiver has been granted or retained under the Company Patents or related patent rights (whether by the Company, the Subsidiary, any prior owner or any other Person), whether implied or express, written or oral, and there is no obligation imposed by or commitment made to a standards body, standard-setting organization or standards development organization to license or grant any rights to any of the Company Patents. None of the Outbound Licenses or other rights is exclusive or transferable, includes the right to grant sublicenses or is subject to any compulsory license. Parent will not be or become subject to any covenant not to sue, release or similar limitation on its enforcement or enjoyment of the Company Patents as a result of any action taken or not taken by the Company, the Subsidiary or, to the Company’s Knowledge, any prior owner of any Owned and Exclusive Patents. None of the Company, the Subsidiary or, to the Company’s Knowledge, any prior owner of any Company Patent has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Company Patents or hinder their enforcement, including misrepresenting the Company’s or the Subsidiary’s patent rights to a standard-setting organization or failing to disclose material prior art in connection with the prosecution of any Company Patent. To the Company’s Knowledge, there are no Patents that claim priority over or otherwise relate to the subject matter of the Owned and Exclusive Patents that have been abandoned or withdrawn by the Company, the Subsidiary or any prior owner thereof. If any Company Patent is subject to a terminal disclaimer under 37 C.F.R. § 1.321, then all Patents subject to the terminal disclaimer are included in the Company Patents.

(l) Any mask works that are included in the Company IP were (i) developed solely by employees of the Company or the Subsidiary acting within the scope of their employment who irrevocably and presently assigned any Intellectual Property rights that they may have in or to such mask works to the Company or the Subsidiary pursuant to valid and enforceable written Contracts, or (ii) developed by independent contractors who irrevocably and presently assigned any Intellectual Property rights that they may have in or to such mask works to the Company or the Subsidiary pursuant to valid and enforceable written Contracts. No such mask works contain any design, documentation or other Intellectual Property that is owned (or claimed to be owned) by any Person other than the Company or the Subsidiary. True, complete and correct copies of documents relating to such mask works have been delivered to Parent.

(m) (i) The Company and the Subsidiary have taken all commercially reasonable measures in accordance with Law and industry practices (but in any event not less than reasonable measures) to protect and preserve their rights in the Company IP and to safeguard and maintain the secrecy and confidentiality of all of their Trade Secrets; (ii) the Company and the Subsidiary have only disclosed Trade Secrets pursuant to the terms of a valid and enforceable Contract that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets; and (iii) there has been no disclosure by the Company, the Subsidiary or, to the Company’s Knowledge, any of their respective equity holders, employees, officers, directors, managers, consultants or contractors of any Trade Secrets that would compromise the confidentiality of such Trade Secrets or their status or protectability under Law. To the Company’s Knowledge, there has been no misappropriation of any Trade Secrets by any Person or any material breach of any obligation of confidentiality owed to the Company or the Subsidiary with respect to any Trade Secrets. The Company and the Subsidiary are in material compliance with all Contracts relating to third party Trade Secrets to which the Company or the Subsidiary is a party or that otherwise bind the Company or the Subsidiary.

(n) The Company and the Subsidiary have, since December 31, 2011, (i) complied with all Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information, and (ii) taken commercially reasonable measures consistent with industry practices (but in any event not less than reasonable measures) to ensure that all data and information owned or held by the Company or the Subsidiary (including any Personally Identifiable Information) (collectively, “Company Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. To the Company’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of any Company Data. No Person has provided any notice, made any claim or commenced any Proceeding with respect to loss, damage or unauthorized access, use, modification or other misuse of any Company Data and, to the Company’s Knowledge, there is no reasonable basis for any such Proceeding.

(o) To the Company’s Knowledge, all Software used by the Company or the Subsidiary is substantially free of any material defects, bugs and errors, and, to the Company’s Knowledge, does not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials (“Contaminants”).

(p) The computer, information technology and data processing systems, facilities and services used by the Company or the Subsidiary, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company or the Subsidiary (collectively, the “Systems”), are sufficient for the current business of the Company or the Subsidiary, as applicable, as presently conducted. The Systems are in working condition to perform all computing, information technology and data processing operations necessary for the operation of the Company’s and the Subsidiary’s business in the manner in which it is currently being conducted, and there are no current plans or Contracts for any material modifications, upgrades or replacements to the Systems. The Company and the Subsidiary have each taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. There has been no material failure, breakdown or substandard performance of any Systems during the 12 months immediately preceding the date hereof that has caused a material disruption or interruption in or to any use of the Systems or the operation of the Company’s or the Subsidiary’s business. Each of the Company and the Subsidiary makes back-up copies of data and information critical to the conduct of its business at least once every day and conducts periodic tests (no less frequent than annually) to ensure the effectiveness of such back-up systems.

(q) There is no Contract, Order or other provision or requirement that obligates the Company or the Subsidiary to grant any license, covenant not to sue, immunity, release or right in the future with respect to any Company IP. Neither the execution, delivery or performance of this Agreement or any other Transaction Document by the Company, nor the consummation of the Merger or the Other Transactions, with or without notice or lapse of time, will result in or give any other Person the right or option to cause or declare (i) a loss or impairment of, Lien on, the release, disclosure, or delivery to any other Person of, or the grant, assignment or transfer to any other Person of any title to or any license or other right or interest under, to or in any Company IP (including any source code to any

Software owned, licensed, or leased by, or otherwise used in the business of, the Company or the Subsidiary) or any Intellectual Property owned or held by Parent or any of its Affiliates (including, from and after the Closing, the Company and the Subsidiary); (ii) a breach or modification of or default under any IP License; (iii) Parent or any of its Affiliates (including, from and after the Closing, the Company and the Subsidiary) to be (A) bound by any non-compete obligation or other restriction on the operation of any business by Parent or any of its Affiliates (including, from and after the Closing, the Company and the Subsidiary) or (B) obligated to pay any incremental royalties or other amounts, offer any incremental or other discounts, or be bound by any incremental or other “most favored pricing” terms to any other Person. As used in this Section 3.10(q), an “incremental” royalty, amount, discount or “most favored pricing” term refers to a royalty, amount, discount or “most favored pricing” term, as applicable, in excess, whether by contractual term, contractual rate or scope, of those obligations that would have been required to be offered or granted, as applicable, had this Agreement or any other Transaction Document or the Merger or the Other Transactions not been executed or consummated, as applicable. Each item of Company IP owned or exploited by the Company or the Subsidiary immediately prior to the Closing will be owned or available for exploitation by the Company or the Subsidiary, as applicable, on identical terms and conditions immediately after the Closing.

Section 3.11 Products. Each of the Products manufactured, distributed, licensed, sold, or leased by or on behalf of the Company or the Subsidiary since December 31, 2011 is identified in Section 3.11 of the Disclosure Schedule. All Products and all Services have, since December 31, 2011, conformed in all material respects with all applicable contractual commitments and all express and implied warranties issued by the Company or the Subsidiary, the Company’s or the Subsidiary’s, as applicable, published product specifications and with all certification standards, Laws, and other requirements of any Person to which they are required to conform. All Products were free of any defects when sold, and neither the Company nor the Subsidiary has any Liability for replacement or modification of any such Products or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding the warranty reserve stated on the most recent Annual Balance Sheet. There are no defects in the design or technology (including any Company Process Technology) embodied in any Products that impair or are reasonably likely to impair the intended use of the Products. There are no pending, or, to the Company’s Knowledge, threatened Proceedings relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product, and, to the Company’s Knowledge, there is no basis for any such Proceeding. Section 3.11 of the Disclosure Schedule lists all current (as of the date hereof) standard product warranties, indemnifications, and guarantees that the Company or the Subsidiary provides to its customers. Except as disclosed on Section 3.11 of the Disclosure Schedule, neither the Company nor the Subsidiary has extended to any of its customers any non-uniform product warranties, indemnifications or guarantees. No purchaser of any of the Products or Services has any refund, return or credit rights with respect to such Products or Services, except as expressly provided for in the Company’s or the Subsidiary’s, as applicable, standard contractual warranties provided for the benefit of purchasers of such Products or Services, true, complete and correct copies of which have been provided to Parent.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) The Company, the Subsidiary and, to the Company’s Knowledge, each of their respective predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health and Safety Requirements. None of the Company, the Subsidiary, or, to the Company’s Knowledge, any of any of their respective predecessors or Affiliates has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities.

The Company has furnished to Parent all environmental audits, reports and other environmental documents in its possession or under its reasonable control relating to the Company’s or the Subsidiary’s past and current properties, facilities and operations.

(b) None of the following exists at any property or facility owned or operated by the Company or the Subsidiary: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas. None of the Company, the Subsidiary or, to the Company’s Knowledge, any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. None of the Company, the Subsidiary or, to the Company’s Knowledge, any of their respective predecessors has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(c) Neither this Agreement nor any other Transaction Document, nor the consummation of the Merger or the Other Transactions, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

Section 3.13 Taxes.

(a) Except as disclosed in Section 3.13(a) of the Disclosure Schedule, the Company and the Subsidiary have timely filed all federal, state, local and foreign income, information and other Tax Returns that were required to be filed by either one of them on or prior to the Closing Date. All such Tax Returns were prepared in compliance with all Laws in all material respects. No issues have been raised by (that have not been resolved) or are currently pending with any Governmental Entity with respect to any such Tax. No extension of time to file any such Tax Return has been requested from or granted by any Governmental Entity for which the Tax Return has not been filed.

(b) The Company and the Subsidiary have timely paid all Taxes imposed upon the Company or the Subsidiary, as applicable, or for which the Company or the Subsidiary, as applicable, is or could be liable, whether to Governmental Entities or other Persons (such as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by the Company or the Subsidiary. The unpaid Taxes of the Company and the Subsidiary that are not yet due and payable do not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company and the Subsidiary. The amount of unpaid Taxes that are being contested in good faith by the Company or the Subsidiary, the Governmental Entity with whom these Taxes are being contested and the status of these proceedings are set forth on Section 3.13(b) of the Disclosure Schedule.

(c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, since December 31, 2009, neither the Company nor the Subsidiary has been the subject of any audit or investigation by any Governmental Entity with respect to any Tax for any taxable periods or portions of periods ending on or before the Closing Date. Except as disclosed in Section 3.13(c) of the Disclosure Schedule, to the Company’s Knowledge, there are no facts that are reasonably likely to cause or result in any material dispute with, or any audit or inspection by, any Governmental Entity with respect to the Taxes or Tax Returns of the Company or the Subsidiary. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company or the Subsidiary have been given by or requested from the Company or the Subsidiary, as applicable, that have not since expired. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and except as provided on Section 3.13(c) of the Disclosure Schedule the Company is not subject to taxation in any jurisdiction other than the jurisdiction in which the Company has been incorporated. No claim has ever been made by any Governmental Entity in a jurisdiction where the Subsidiary does not file Tax Returns that the Subsidiary is or may be subject to taxation by that jurisdiction and except as provided on Section 3.13(c) of the Disclosure Schedule the Subsidiary is not subject to taxation in any jurisdiction other than Hong Kong.

(d) Reserved

(e) All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by the Company or the Subsidiary have been fully paid, are fully reflected as a Liability in the Interim Financial Statements or are being contested and an adequate reserve therefor has been established and is fully reflected as a Liability in the Interim Financial Statements.

(f) All material elections with respect to Taxes affecting the Company or the Subsidiary are reflected in the Company’s Tax Returns.

(g) All Taxes required to be withheld by or on behalf of the Company or the Subsidiary in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or other Person have been properly withheld, and all such Taxes either have been duly and timely paid to the proper Governmental Entities or, in circumstances where such Taxes have not yet become due and payable, the Company and the Subsidiary have each maintained complete, correct and up-to-date records that comply with all applicable Tax Laws in all material respects with respect to such withholdings.

(h) Neither Company nor the Subsidiary is required to include any amount into income as a result of (i) a “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Entity (or any similar provision of any Law) executed on or before the Closing Date, (ii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law), (iii) an installment sale or open transaction disposition made on or before the Closing Date, or (iv) a prepaid amount received on or before the Closing Date.

(i) The Company has delivered or made available to Parent true, complete and correct copies of each of the following: (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States or foreign Taxes due from or with respect to the Company or the Subsidiary; (ii) all closing agreements entered into by the Company or the Subsidiary with any Governmental Entity during the last three years (or which otherwise could have any material impact on any Tax period for which the applicable statute of limitations has not expired) relating to Taxes and existing on the date hereof; and (iii) copies of any correspondence during the last three years (or which relates to any matter that could have a material impact on any Tax period for which the applicable statute of limitations has not expired) relating to audits or investigations for Taxes with any Governmental Entity.

(j) Except as provided in Section 3.13(j) of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to, or otherwise bound by, any Contract or plan (including any Employee Benefit Plan) that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The execution of this Agreement and the other Transaction Documents and the consummation of the Merger and the Other Transactions (either alone or upon the occurrence of any additional or subsequent event) will not result in any “parachute payment” (as such term is defined in Section 280G of the Code).

(k) None of the Company, the Subsidiary or any ERISA Affiliate has any obligation to provide (whether pursuant to an Employee Benefit Plan or otherwise) a “gross-up”, indemnity payment or otherwise to compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 280G of the Code, Section 4999 of the Code or Section 409A of the Code.

(l) Except as provided in Section 3.13(l) of the Disclosure Schedule, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) complies in all respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Employee Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. Neither the Merger nor any Other Transaction will constitute or result in a violation of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code (or otherwise violate Section 409A of the Code).

(m) Neither the Company nor the Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, tax allocation agreement or any similar Contract for the sharing of Tax Liabilities or benefits.

(n) Neither the Company nor the Subsidiary is subject to or required to register for any value-added Tax.

(o) Neither the Company nor the Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), and neither the Company nor the Subsidiary has any Liability for Taxes of any Person (other than the Company or the Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by Contract or otherwise.

(p) Neither the Company nor the Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(q) Each of the Company and the Subsidiary has disclosed on its Tax Returns all positions taken therein that would reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(r) Neither the Company nor the Subsidiary has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s) Neither the Company nor the Subsidiary has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(t) Neither the Company nor the Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Section 1.6011-4 of the Code.

(u) No power of attorney with respect to any Taxes of or relating to the Company or the Subsidiary has been filed with the IRS or any other Governmental Entity that cannot be immediately revoked.

(v) Except as set forth in Section 3.13(v) of the Disclosure Schedule, neither the Company nor the Subsidiary has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(w) No Company Stockholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(x) For the 2011, 2012 and 2013 tax years, the Company has delivered or made available to Parent a copy of all of the Company’s and the Subsidiary Tax Returns.

(y) There is no limitation on the utilization of any Tax attributes of the Company or the Subsidiary under Section 382, 383, 384 or 1502 of the Code (or any comparable provision or provisions of state, local or foreign Law), other than any such limitations resulting from the Merger.

(z) All Persons performing services for the Company or the Subsidiary who are classified and treated as independent contractors qualify as independent contractors and not as employees under Law.

(aa) The Subsidiary (i) is not nor has it ever been engaged in the conduct of a trade or business within the United States, (ii) neither has nor at any time has had an investment in “United States property” within the meaning of Section 956(c) of the Code, (iii) has neither established nor has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation Section 1.952-1(f), and (iv) has not utilized net operating losses to offset U.S. federal income Tax Liability to the extent prohibited under Section 1503 of the Code or Treasury Regulations thereunder.

(bb) All transactions between the Company and the Subsidiary comply and have complied with applicable requirements under Section 482 of the Code and comparable provisions of Law for all periods for which the applicable statute of limitations has not expired. No Governmental Entity is asserting or, to the Company’s Knowledge, threatening to assert a claim against the Company or the Subsidiary under or as a result of Section 482 of the Code or any similar provision of Law.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Employee Benefit Plans. Except as described in Section 3.14(a) of the Disclosure Schedule, or as contemplated by the Transaction Documents (i) none of the Company, the Subsidiary or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any Employee Benefit Plan not listed in Section 3.14(a) of the Disclosure Schedule, or to modify or amend any existing Employee Benefit Plan, and (ii) there has been no amendment, interpretation or other announcement (written or oral) by the Company, the Subsidiary, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Each Employee Benefit Plan can be amended or terminated by the Company or the Subsidiary, as applicable, at any time (whether before or after Closing) and without any Liability or expense to the Company, the Surviving Corporation, the Subsidiary, any ERISA Affiliate, Parent, any of their respective Affiliates, or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than routine administrative expenses incurred as a result of maintaining such Employee Benefit Plan after the Closing Date, such as routine claims for benefits and expense of preparing the necessary legal documents and filings associated with terminating an Employee Benefit Plan.

(b) The Company has delivered or made available to Parent with respect to each Employee Benefit Plan (to the extent applicable): (i) all documents embodying such Employee Benefit Plan (including all amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) all Contracts (and any amendments thereto) relating to such Employee Benefit Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Employee Benefit Plan; (vi) the most recent annual valuation prepared for such Employee Benefit Plan; (vii) the most recent financial statement prepared for such Employee Benefit Plan; (viii) all written communications to current and former employees of the Company or the Subsidiary or any other individuals, to the extent that the provisions of such Employee Benefit Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this Section 3.14(b); (ix) all correspondence to or from any Governmental Entity during the last three years relating to such Employee Benefit Plan; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(c) Except as described in Section 3.14(c) of the Disclosure Schedule, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (iii) the Company, the Subsidiary, each ERISA Affiliate and, to the Company’s Knowledge, each other Person (including each fiduciary of such Employee Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Employee Benefit Plan, including all reporting, disclosure, notification and fiduciary duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Entity or provided to any participant in such Employee Benefit Plan (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and are accurate in all material respects; (v) none of the Company, the Subsidiary, any ERISA Affiliate or to Company’s Knowledge any other Person has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other Law; (vi) none of the Company, the Subsidiary, any ERISA Affiliate or, to the Company’s Knowledge, any other Person has engaged in (and neither the Merger nor any Other Transaction will constitute or give rise to) a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; (vii) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued as a Liability on the Interim Balance Sheet to the extent required by the Accounting Principles; and (viii) none of the Company, the Subsidiary or any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, the Subsidiary, or any ERISA Affiliate could incur, any Tax, penalty, or fine under ERISA, the Code or any other Law.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, which determination letter takes into account all Laws (and changes thereto) for which a determination letter may be sought, (ii) has a timely filed request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Except as described in Section 3.14(d) of the Disclosure Schedule, nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract.

(e) There are no Proceedings (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such Proceeding. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Company’s Knowledge, no such action is contemplated or under consideration by any Governmental Entity.

(f) Except as described in Section 3.14(f) of the Disclosure Schedule, none of the Company, the Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has or could have any Liability with respect to: (i) any Multiemployer Plan; (ii) any multiple employer plan within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (v) any self-funded (or self-insured) health plan.

(g) Except for those Employee Benefit Plans listed in Section 3.14(g) of the Disclosure Schedule, none of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company, the Subsidiary or any ERISA Affiliate (or to any other Person) after his or her retirement or other termination of employment or service, and none of the Company, the Subsidiary or any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) Except as provided in Section 3.14(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any other Transaction Document by the Company nor the consummation of the transactions contemplated hereby or thereby (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance benefits, unemployment compensation or any other payment from the Company, the Subsidiary, any ERISA Affiliate or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive Indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan (including any options to purchase equity interests in the Company), except as required by Section 411(d)(3) of the Code, (iv) result in the renewal or extension of the term of any Contract regarding the compensation of any current or former employee, director or other service provider of or to the Company or the Subsidiary, (v) require the Company, the Surviving Corporation, the Subsidiary, or any ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual or (vi) impair any of the rights of the Company, the Surviving Corporation, the Subsidiary, any ERISA Affiliate, Parent or any of their respective Affiliates with respect to any Employee Benefit Plan (including the right to amend or terminate any Employee Benefit Plan at any time and without any Liability or expense to the Company, the Surviving Corporation, the Subsidiary, any ERISA Affiliate, Parent, any of their respective Affiliates, or such Employee Benefit Plan other than administrative expenses incurred as a result of maintaining such Employee Benefit Plan after the Closing Date).

(i) Each Employee Benefit Plan of the Company or the Subsidiary mandated by a non-United States Governmental Entity or subject to the Laws of any jurisdiction outside of the United States (each, an “International Benefit Plan”) that is intended to qualify for special Tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities. No International Benefit Plan has any unfunded Liabilities that have not been fully accrued for on the Interim Balance Sheet or that will not be fully offset by insurance. All of the International Benefit Plans are registered where required by, and are in good standing under, all Laws.

Section 3.15 Employee Matters.

(a) Except as set forth on Section 3.15(a) of the Disclosure Schedule and as contemplated by the Transaction Documents, no director, officer, employee, consultant, or independent contractor of the Company or the Subsidiary shall be entitled to any transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, or similar rights as a result of the Merger or the Other Transactions. All employee bonus payments earned for the fiscal year ended December 31, 2013, have been paid in full to each employee of the Company or the Subsidiary, as applicable.

(b) Except as set forth on Section 3.15(b) of the Disclosure Schedule, no current or former employee, consultant, or independent contractor of the Company or the Subsidiary is a party to, or otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights Contract, between such employee and the Company, the Subsidiary or, to the

Company’s Knowledge, any other Person that materially adversely affects or could affect the performance of such employee’s duties as an employee of the Company or the Subsidiary following the Closing. To the Company’s Knowledge, no current or former employees, consultants or independent contractors of the Company or the Subsidiary are in material violation or breach of any term of any Law, employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, or fiduciary duty owed to the Company or any former employer, contractor, customer or client. Neither the Company nor the Subsidiary has received any notice alleging that any such violation has occurred.

(c) Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement. There is not presently any pending or, to the Company’s Knowledge, threatened: (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Company or the Subsidiary; (ii) charge, grievance proceeding or other claim against or affecting the Company or the Subsidiary relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity; (iii) union organizational activity or other labor or employment dispute against or affecting the Company or the Subsidiary; or (iv) application for certification of a collective bargaining agent with respect to the employees of the Company or the Subsidiary. To the Company’s Knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company or the Subsidiary. There is no lockout of any employees of the Company or the Subsidiary, and no such action is contemplated by the Company or the Subsidiary.

(d) The Company and the Subsidiary are in compliance in all material respects with the United States Immigration Reform and Control Act. The Company or the Subsidiary has in its files a Form I-9 that is validly and properly completed in accordance with Law for each employee with respect to whom such form is required by Law.

(e) No current or former director, officer, employee, consultant, or independent contractor of the Company or the Subsidiary has asserted any material claim against the Company (whether under Law, any employment agreement or otherwise), including any on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, holidays, sick leave, time off or pay in lieu of vacation, holiday, sick leave or time off, other than vacation, holiday, sick leave or time off (or pay in lieu thereof) earned in the 12-month period immediately prior to the date of this Agreement; or (iv) any other material amounts (including bonuses, benefits, reimbursement of business expenses or other employment-related payments) other than amounts accrued for on the Financial Statements.

(f) To the Company’s Knowledge, and except as contemplated by the Transaction Documents, (i) no material Liability has been incurred by the Company or the Subsidiary for any breach of Contract of employment, severance payments or similar payments upon termination of employment for services rendered or for compensation for unfair dismissal or for failure to comply with any order or directive of any Governmental Entity for the reinstatement or re-engagement of any employee or for sex or race or disability, discrimination or for any other Liability accruing from the termination or variation of any contract of employment or for services; and (ii) no material gratuitous payment has been promised by the Company or the Subsidiary in connection with the actual or proposed termination, suspension or variation of any Contract of employment of any present or former director, officer or employee or any dependent of any present or former director, officer or employee of the Company or the Subsidiary.

(g) Section 3.15(g) of the Disclosure Schedule contains a true, complete and correct list of all employees of the Company and the Subsidiary as of the date of this Agreement, together with their job title, date of hire or engagement, current base salary, current classification status as an exempt or non-exempt employee or contractor, visa status (including type of visa), if applicable, and commission, bonus or any other variable compensation. Except as set forth on Section 3.15(g) of the Disclosure Schedule, no employee’s employment with the Company or the Subsidiary has terminated within the last 90 days, and, no employee of the Company or the Subsidiary has notified the Company that he or she plans to terminate employment with the Company or the Subsidiary, as applicable, in the near future. Except as set forth on Section 3.15(g) of the Disclosure Schedule, to the Company’s Knowledge, no key officer of the Company or the Subsidiary intends to terminate employment with the Company or the Subsidiary, as applicable, prior to, at or immediately following, the Closing.

(h) Except as set forth on Section 3.15(h) of the Disclosure Schedule, the employment of each of the Company’s and the Subsidiary’s employees is terminable at will without cost to the Company or the Subsidiary except for payments required under the Employee Benefit Plans and the payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or the Subsidiary prior to the Company or the Subsidiary, as applicable, hiring a Person not previously employed by the Company or the Subsidiary.

(i) The Company and the Subsidiary have made available to Parent true and complete copies of all the standard terms and conditions, employee handbooks, and policies which apply to their employees.

(j) Except as reflected on the Financial Statements, there are no outstanding loans between the Company or the Subsidiary and any of their employees.

(k) Neither the Company nor the Subsidiary has taken any action intended or reasonably expected to dissuade any present employees, representatives or agents of the Company from continuing their employment with the Company following the Closing.

(l) The Company and the Subsidiary have withheld all amounts required by Law or by Contract to be withheld from the wages, salaries, and other payments to employees, consultants and independent contractors; and neither has any Liability for any arrears of wages or any arrears of Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor the Subsidiary has any Liability for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending claims against the Company or the Subsidiary under any workers’ compensation plan or policy or for long term disability.

(m) Except as set forth on Section 3.15(m) of the Disclosure Schedule, as of the date of this Agreement, no Person acts as an independent contractor or consultant for the Company or the Subsidiary (whether on a full time, part time or retainer basis or otherwise).

(n) True, correct and complete copies of all employment Contracts, engagement Contracts or services Contracts listed in the Disclosure Schedule pursuant to this Section 3.15 have been made available to Parent.

Section 3.16 Interested Party Transactions. Except as set forth on Section 3.16 of the Disclosure Schedule, neither the Company nor the Subsidiary is indebted to any stockholder, officer, director, employee, consultant or Affiliate of the Company or the Subsidiary (except for current amounts due as normal salaries, bonuses and fees and in reimbursement of ordinary business expenses and except for indebtedness of the Company or the Subsidiary to the other), and, except as reflected on the Financial Statements, no such Person is indebted to the Company or the Subsidiary (except for indebtedness of the Company or the Subsidiary to the other). Except as set forth on Section 3.16 of the Disclosure Schedule, to the Company’s Knowledge, no stockholder, officer, director, employee, consultant or Affiliate of the Company or the Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, manager, director, employee or consultant of any Person that is, a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Company or the Subsidiary or which conducts a business similar to any business conducted by the Company or the Subsidiary. Except as set forth on Section 3.16 of the Disclosure Schedule, to the Company’s Knowledge, no stockholder, officer, director, employee, consultant or Affiliate of the Company or the Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company or the Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any Employee Benefit Plan existing on the date hereof, (c) has made, on behalf of the Company or the Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer, director, employee, consultant or Affiliate of the Company or the Subsidiary (or, to the Company’s Knowledge, a relative of any of the foregoing) is an officer, manager, director, employee, consultant or equity holder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (d) has any material interest in any property, real or personal, tangible or intangible, used in, held for use in or pertaining to the business of the Company or the Subsidiary.

Section 3.17 Real Property.

(a) Neither the Company nor the Subsidiary owns any real property (including any ownership interest in any buildings or structures and improvements located thereon).

(b) Section 3.17(b) of the of Disclosure Schedule sets forth a true, complete and correct list of all leases, subleases, licenses and other Contracts (collectively, the “Real Property Leases”) pursuant to which the Company or the Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases are herein referred to as the “Leased Real Property”). The Company has provided to Parent true, complete and correct copies of each of the Real Property Leases of the Company and the Subsidiary. Each Real Property Lease (i) is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, each other party thereto, (ii) is in full force and effect, and (iii) constitutes the entire agreement between the parties thereto and there are no other Contracts between such parties. All rent and other sums and charges payable by the Company or the Subsidiary as tenant thereunder are current, no written or, to the Company’s Knowledge, oral notice of default or termination under any Real Property Lease is outstanding, no termination event or condition or uncured default on the part of the Company or the Subsidiary exists under any Real Property Lease, and, to the Company’s Knowledge, no other party to any Real Property Lease is in default thereunder. To the Company’s Knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute a material default or termination event or condition under any Real Property Lease. The use and occupancy by the Company and the Subsidiary of the Leased Real Property is in material compliance with all Laws and insurance requirements. To the Company’s Knowledge, there is no material defect in any of the structural components of any improvement on any Leased Real Property or its electrical, plumbing, HVAC, life safety or other building systems. Except for the Real Property Leases, there are no leases, subleases or occupancy agreements in effect with respect to the Leased Real Property. There are no pending or, to the Company’s Knowledge, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation. The Company and the Subsidiary have performed all maintenance and restoration of the Leased Real Property required by the Real Property Leases to date and, except as set forth in Section 3.17(b) of the Disclosure, neither has any Liability in excess of $50,000, individually or in the aggregate, for any tenant improvements or alterations to, expansion or restoration of, or deferred maintenance obligations with respect to, all Leased Real Property.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true, complete and correct list of the policies, Contracts of insurance and bonds currently maintained by the Company or the Subsidiary, other than the Employee Benefits Plans listed on Section 3.14(a) of the Disclosure Schedule. All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and the Company or the Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor the Subsidiary has received any written, or to the Company’s Knowledge, oral notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers or the issuers of such bonds, nor to the Company’s Knowledge, is the termination of any such policies or bonds threatened. Neither the Company nor the Subsidiary has received any written, or to the Company’s Knowledge, oral notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company or the Subsidiary in the future on substantially the same terms as now in effect. None of such policies provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting the Company or the Subsidiary. Section 3.18 of the Disclosure Schedule also contains a true, complete and correct list of all surety arrangements, self-insurance, retention, or captive insurance arrangements currently affecting the Company, the Subsidiary, or the operations of the Company or the Subsidiary.

Section 3.19 Brokers’ and Finders’ Fees. Except as set forth on Section 3.19 of the Disclosure Schedule, neither the Company nor the Subsidiary has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the other Transaction Documents, the Merger or any of the Other Transactions.

Section 3.20 Customers and Suppliers. Since December 31, 2011, no Material Customer or Material Supplier has canceled or otherwise terminated, or communicated in writing or, to the Company’s Knowledge, orally any threat to the Company or the Subsidiary to cancel or otherwise terminate its relationship with the Company or the Subsidiary, or has decreased materially its services or supplies to the Company or the Subsidiary in the case of any such Material Supplier, or its usage of the services or products of the Company or the Subsidiary in the case of any such Material Customer, and to the Company’s Knowledge, no such Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with the Company or the Subsidiary or to decrease materially its services or supplies to or its usage of the services or products of the Company or the Subsidiary based on the Merger or otherwise.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Disclosure Schedule contains a true, complete and correct list of the following Contracts to which the Company or the Subsidiary is a party or by which any of their respective assets are bound (each Contract so listed or required to be so listed being a “Material Contract”):

(i) each distributor, sales representative, advertising, agency or manufacturer’s representative Contract;

(ii) each unfulfilled Contract for the purchase of materials, supplies, equipment or services involving more than $100,000 during the term of the Contract;

(iii) each Contract relating to the acquisition by the Company or the Subsidiary of any assets (not including any Contract described in Section 3.21(a)(ii) whether or not it involves more than $100,000 during the term of the Contract), operating business or capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

(iv) each Contract granting exclusive marketing or distribution or other exclusive rights;

(v) each Contract, offer or proposal made by or binding upon the Company or the Subsidiary to any customer or potential customer for the sale of Products or Services (other than Contracts for the sale of Products by the Company or the Subsidiary in the Ordinary Course of Business, which are subject to the Company’s standard terms and conditions of sale as made available to Parent);

(vi) each Contract involving more than $100,000 that expires or may be renewed at the option of any Person other than the Company or the Subsidiary so as to expire more than one year after the date of this Agreement;

(vii) each trust indenture, mortgage, promissory note, loan agreement or other Contract relating to Indebtedness;

(viii) each Contract for capital expenditures in excess of $100,000;

(ix) each Contract limiting the freedom of the Company, the Subsidiary (or any of their Affiliates) to engage in any line of business, to compete with or solicit the customers or vendors of any other Person, or to solicit, hire, or engage any current or former employees or contractors of any other Person;

(x) each Contract containing any form of most-favored, rights of parity of treatment, rights of first negotiation, offer, or refusal, or covenants not to sue provisions in favor of any Person;

(xi) each Contract, the principal purpose of which is to impose confidentiality or nondisclosure obligations on the Company, the Subsidiary or any of their respective employees, other than any such Contracts between the Company or the Subsidiary and its employees;

(xii) each Contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(xiii) each employment agreement or any other Contract that contains any deferred compensation, severance pay, change-of-control or termination pay Liabilities;

(xiv) Contracts with respect to Employee Benefit Plans;

(xv) each Contract with any stockholder, officer, director, Affiliate or other associate of the Company or the Subsidiary, or any family member thereof except the grant of Company Options;

(xvi) each collective bargaining agreement, labor Contract or similar Contract governing any employee of the Company or the Subsidiary;

(xvii) each agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar contract or commitment with respect to, any Liabilities or Indebtedness of any other Person, except such agreements that are entered into in the Ordinary Course of Business;

(xviii) each Government Contract and each Government Subcontract; and

(xix) each other material Contract not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Parent a true, correct and complete copy of each written Material Contract. To the extent that a Material Contract is oral, Section 3.21(b) of the Disclosure Schedule contains an accurate description of the material terms thereof.

(c) With respect to each Material Contract, (i) such Material Contract is legal, valid and binding, in full force and effect and enforceable in accordance with its terms against the Company or the Subsidiary, as applicable, and to the Company’s Knowledge, against each other party thereto (except that such enforceability against the Company, the Subsidiary or the other party may be subject to (A) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance or moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) general principles of equity relating to enforceability (regardless of whether considered in a Proceeding at law or in equity)); (ii) neither the Company nor the Subsidiary is and, to the Company’s Knowledge, no other party thereto is in material breach of or default under such Material Contract, and no party thereto has given to the Company or the Subsidiary, as applicable, written notice alleging that such a breach or default occurred; (iii) no event has occurred by the Company, or to the Company’s Knowledge, by any other party thereto that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Material Contract or of any material right or Liability thereunder; (iv) neither the Company nor the Subsidiary has waived any material right under such Material Contract; (v) no party to such Material Contract has given written, or to the Company’s Knowledge, oral notice the effect of which is to, or of its intent to, terminate, modify, accelerate or cancel such Material Contract or any material right or Liability thereunder; and (vi) neither the Company nor the Subsidiary has received any prepayment under such Material Contract for any Service that has not been fully performed or Product that has not been supplied; and (vii) if the parties to such Material Contract are performing under terms that have expired by the express terms of such Material Contract, then Section 3.22(c) of the Disclosure Schedule identifies such expiration and describes the material terms under which such parties continue to perform.

(d) Since December 31, 2009, (i) neither the Company nor the Subsidiary has received written, or to the Company’s Knowledge, oral notification of cost, schedule, technical or quality problems from any Governmental Entity, a Prime Contractor or a higher-tier subcontractor; (ii) all Government Contracts have been legally awarded; and (iii) no Government Contract is currently the subject of bid or award protest proceedings or reasonably likely to become the subject of bid or award protest proceedings.

(e) Since December 31, 2009, (i) the Company and the Subsidiary have complied in all material respects with all Laws relating to each of the Government Contracts; (ii) no past performance evaluation received by the Company or the Subsidiary with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (iii) no money due to the Company or the Subsidiary pertaining to any Government Contract has been withheld or set-off as a result of any claims made against the Company or the Subsidiary. No Government Contract has been terminated for default since December 31, 2009.

(f) Since December 31, 2009, neither the Company nor the Subsidiary has been or is now subject to or is a party to any Proceeding, and there is no Proceeding pending, that would reasonably be expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, individually or in the aggregate.

(g) Neither the Company or the Subsidiary has been, or is now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or, to the Company’s Knowledge, threatened against the Company, the Subsidiary or any of their respective officers or employees. To the Company’s Knowledge, there is no valid basis for the Company’s or the Subsidiary’s suspension or debarment from bidding on Contracts (or subcontracts) for or with any Governmental Entity. No cure notice or show cause notice has been issued to the Company or the Subsidiary and remains outstanding.

(h) Since December 31, 2009, (i) neither the Company nor the Subsidiary has undergone or is undergoing any audit, inspection, survey or examination of records by any Governmental Entity relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (ii) neither the Company nor the Subsidiary has received written notice of, or has undergone, any investigation or review relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (iii) no such audit, review, inspection, investigation, survey or examination of records has been threatened in writing. Neither the Company nor the Subsidiary has received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney).

(i) Each of the Company and the Subsidiary maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance in all material respects with all requirements of all of the Government Contracts and of all Laws.

(j) Section 3.21(j) of the Disclosure Schedule lists all Contracts to which the Company or the Subsidiary is a party or by which its properties or assets are bound that require a notice, novation, waiver, consent or approval, as the case may be, in connection with the consummation of the Merger or the Other Transactions.

Section 3.22 Accounts Receivable and Payable. Subject to any reserves set forth in the Interim Balance Sheet, all accounts receivable of the Company or the Subsidiary shown on the Interim Balance Sheet and all accounts receivable of the Company or the Subsidiary arising from and after the date of the Interim Balance Sheet to and including the Closing Date, are valid receivables subject to no setoffs or counterclaims, represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amounts carried for doubtful accounts and allowances disclosed in the Interim Balance Sheet are sufficient to provide for any losses which may be sustained on realization of the receivables. The amounts carried as reserves for expenses, including all expenses for services rendered and goods purchased, and warranty claims on the Interim Balance Sheet are sufficient for the payment of all (a) expenses incurred prior to the Closing Date, other than Transaction Expenses, (b) current warranty claims and (c) warranty claims that may arise after the date here that are required to be included in the Interim Balance Sheet in accordance with the Accounting Principles. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company or the Subsidiary, or other alleged obligations of the Company or the Subsidiary, which the Company or the Subsidiary, as applicable, has disputed or determined to dispute or refuse to pay.

Section 3.23 Inventory. The inventories of the Company and the Subsidiary, whether shown on the Interim Balance Sheet or thereafter acquired by the Company or the Subsidiary, consist of items of a quantity and quality usable or salable in the Ordinary Course of Business. Since the date of the Interim Balance Sheet, the Company and the Subsidiary have continued to replenish inventories in the Ordinary Course of Business. Neither the Company nor the Subsidiary has received written or, to the Company’s Knowledge, oral notice that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products (including any Company Process Technology) required for the manufacture, assembly or production of the Products. The values at which inventories are carried reflect the inventory valuation policy of the Company and the Subsidiary, which is in accordance with the Accounting Principles. Since the date of the Interim Balance Sheet, due provision was made on the books of the Company and the Subsidiary in the Ordinary Course of Business to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

Section 3.24 Propriety of Past Payments. Since December 31, 2009, no payment has been made by or on behalf or for the benefit of the Company or the Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. No unrecorded fund or asset of the Company or the Subsidiary has been established for any purpose. No accumulation or use of corporate funds of the Company or the Subsidiary has been made without being properly accounted for in the books and records of the Company or the Subsidiary, as applicable. None of the Company, the Subsidiary, any director, officer or employee of the Company or the Subsidiary or, to the Company’s Knowledge, any agent of the Company or the Subsidiary or any other Person associated with or acting for or on behalf of the Company or the Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (a) to obtain favorable treatment for the Company, the Subsidiary or any of their respective Affiliates in securing business, (b) to pay for favorable treatment for business secured for the Company, the Subsidiary or any of their respective Affiliates, (c) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company, the Subsidiary or, to the Company’s Knowledge, any of their respective Affiliates or (d) otherwise for the benefit of the Company, the Subsidiary or any of their respective Affiliates in violation of any Law. Since December 31, 2009, none of the Company, the Subsidiary, any of their respective directors, officers, employees, agents, or any other Persons acting for or on behalf of the Company or the Subsidiary, has on behalf or for the benefit of the Company (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. None of the Company, the Subsidiary, any of their respective directors, officers, or employees or, to the Company’s Knowledge, any of their respective agents or any other Persons acting on behalf of the Company or the Subsidiary has been convicted of or pleaded guilty to an offense involving financial fraud or corruption in any jurisdiction or is listed by any Governmental Entity as debarred, suspended, proposed for suspension or disbarment or otherwise ineligible for government procurement programs.

Section 3.25 Company Information Statement. None of the information supplied, or to be supplied, by or on behalf of the Company included in the Information Statement will, at the date mailed to the Company Stockholders and the Qualifying Stock Purchase Right Holders and as of the effective date of the Stockholder Consent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading when the Information Statement (including all attachments, exhibits and amendments thereto) is read in its entirety, including any risk factors or other disclosure contained in the Information Statement or any amendments thereto.

Section 3.26 Representations Complete; No Other Representations or Warranties. None of the representations or warranties made by the Company herein or in the Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain as of the date hereof or as of the Closing Date any untrue statement of a material fact. Except for the representations and warranties of the Company expressly set forth in this Agreement and the other Transaction Documents, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company, the Subsidiary or with respect to the business or assets of the Company or the Subsidiary, or the transactions contemplated by this Agreement or the Other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization, Standing and Power. Parent and Merger Sub are both corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own its respective properties and to carry on its respective business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its respective properties or assets or the conduct of its respective businesses requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub.

Section 4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Merger and the Other Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Merger and the Other Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any Enforceability Exceptions. Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation of the Merger or the Other Transactions will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (a) any provision of the certificate of incorporation, bylaws or other equivalent charter documents, as applicable, of Parent or Merger Sub, (b) any Contract to which Parent or Merger Sub is a party or to by which any of Parent’s or Merger Sub’s properties or assets is bound or (c) any Law applicable to Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or Merger Sub of the Merger or the Other Transactions or result in a Material Adverse Effect with respect to Parent or Merger Sub. Except as has already been obtained or made, no notice to or filing with, and no permit, authorization, consent or approval of, any Person is necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the Other Transactions, other than (A) the filing of the Certificate of Merger with the Secretary of State, (B) the filing of the information required by the HSR Act in accordance with Section 5.3, and (C) adoption of this Agreement by Parent as the sole stockholder of Merger Sub.

Section 4.3 Litigation. There is no private or governmental Proceeding by or pending before any Governmental Entity, or, to Parent’s Knowledge, threatened against Parent or any of its subsidiaries, any of their respective properties or any of their respective officers or directors (in their capacities as such), which questions or challenges the validity of any Transaction Document, the Merger or any of the Other Transactions, and there is no valid basis for any such Proceeding that would reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub. There is no Order against Parent or Merger Sub or to which Parent or Merger Sub is subject, or to which any of their respective officers or directors (in their capacities as such) is subject, that could prevent, enjoin, or materially alter or delay the Merger or any of the Other Transactions.

Section 4.4 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with any Transaction Document, the Merger or the Other Transactions for which the Company Stockholders are or may become liable.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

Section 5.1 General. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Laws)

to consummate the Merger and the Other Transactions as promptly as practicable (including entering into the Indemnification Escrow Agreement, the Paying Agent Agreement and the Retention Escrow Agreement, and the satisfaction, but not waiver, of the Closing conditions set forth in Article VII); provided, however, that nothing in this Agreement requires, or will be construed to require, any of the Parties to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Entity or other Person that would impose any material obligation on such Party) that would result in any restriction or divestiture with respect to any assets, business or operations of such Party or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to or following the Closing.

Section 5.2 Notices and Consents. The Company shall give all notices to third parties and use reasonable best efforts to obtain all consents necessary in connection with the Merger and the Other Transactions as expeditiously as possible. No such consent shall include any condition or qualification that would result in or constitute an adverse change in the terms of any Material Contract, unless otherwise agreed to by Parent. Any instrument evidencing any notice to be given or consent to be obtained prior to the Closing shall be in form reasonably satisfactory to Parent. The Company shall provide to Parent complete copies of all letters, applications or other documents prior to their submission to or promptly after receipt from any Governmental Entity or other third party with respect to each notice and consent, and will afford Parent the reasonable opportunity to comment on any letter, application and other document to be submitted. The Company shall promptly and regularly advise Parent concerning the status of each such notice or consent, including any difficulties or delays experienced in obtaining any notice or consent and of any conditions required for any consent.

Section 5.3 HSR Act Compliance.

(a) In furtherance and not in limitation of Section 5.2, each of the Parties shall (and they shall cause their respective Affiliates, if applicable, to): (i) on a date that Parent and the Company mutually agree to, but in no event later than November 26, 2014 (or such later date that the Company and Parent may mutually agree to, provided that either Parent or the Company may, by written notice to the other delivered on or before November 25, 2014, extend such date to December 4, 2014), file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the Other Transactions (such filings to be made on the same day) and shall use commercially reasonable efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable provide such information as may reasonably be requested by any Governmental Entity in connection with the Merger or the Other Transactions as well as any information required to be submitted to comply with any request for additional information in order to commence or end a statutory waiting period; and (iii) use commercially reasonable efforts to take or cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the Other Transactions; provided that the Company or the Subsidiary, as applicable, will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or the Subsidiary only in the event the Closing occurs; provided, further, that, subject to the requirements set forth in Section 5.3(c), the Company and the Subsidiary shall only be permitted to take or commit to take any such action, or agree to any such condition or restriction, with the prior written consent of Parent; and provided, further, that Parent shall be solely responsible for the payment of any filing fee of the Company under the HSR Act.

(b) Without limiting the generality of anything contained in this Section 5.3, subject to any Law, each party hereto shall (i) give the other parties hereto prompt notice of the making or commencement of any request, inquiry, investigation, or Proceeding by or before any Governmental Entity with respect to the Merger or the Other Transactions of which such party had knowledge, (ii) keep the other parties hereto reasonably informed as to the status of any such request, inquiry, investigation, or Proceeding and (iii) promptly inform the other parties hereto of any communication to or from the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Entity to the extent regarding the Merger, the Other Transactions or any such request, inquiry, investigation, or Proceeding, and provide a copy of all written communications. Parent and the Company shall have the right to review (and have their respective counsel review) in advance, and to the extent practicable each will consult the other on, all material information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the Other Transactions and shall consider in all comments reasonably proposed by Parent or the Company, as the case may be. In addition, each party hereto will (A) except as may be prohibited by any Law, permit authorized representatives of the other party to have access to and be consulted in connection with any proposed written material communication to any Governmental Entity in connection with the Merger and the Other Transactions, and (B) as circumstances reasonably permit, consult with the other party in advance of any meeting or conference with a Governmental Entity relating to the Merger or the Other Transactions and give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Nothing in this Section 5.3 or elsewhere in this Agreement shall require, or be construed to require, Parent or any of its Affiliates (including Merger Sub) to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, before or after the Effective Time, the sale, divestiture, licensing or disposition of any assets or businesses of Parent, any of its subsidiaries or Affiliates, the Company or the Subsidiary, (ii) otherwise take or commit to take any action that would limit the freedom of action of Parent, its subsidiaries (including, following the Closing, the Surviving Corporation and the Subsidiary) or Affiliates with respect to, or would limit Parent’s or its Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent or its Subsidiaries (including, following the Closing, the Surviving Corporation and the Subsidiary) in each case as may be required to avoid the entry of, or to effect the dismissal or termination of, any injunction, temporary restraining order or other Order, or (iii) defend any lawsuit or other Proceeding challenging any Transaction Document or the consummation of the Merger or any Other Transaction (other than the defense against any request for preliminary relief).

Section 5.4 Operation of Business. Without the prior written consent of Parent, neither the Company nor the Subsidiary shall engage in any practice, take any action or enter into any agreement or transaction outside the Ordinary Course of Business, except for (a) making capital expenditures or commitments, or acquiring any property, plant and equipment in accordance with the Company’s existing budget for capital expenditures, and (b) any action expressly contemplated under this Agreement. Without limiting the generality of the foregoing, but subject to the foregoing exceptions, without the prior written consent of Parent, neither the Company nor the Subsidiary shall, as applicable, (a) issue, or agree to issue, any capital stock, stock option or other securities or repurchase or cancel any of its capital stock, other than shares of Company Capital Stock upon the exercise of any Qualifying Stock Purchase Right, (b) incur any Indebtedness (except for borrowings in the Ordinary Course of Business pursuant to any line of credit facility maintained by the Company or the Subsidiary prior to the date hereof and except for the use of the Company’s credit cards in the Ordinary Course of Business) or otherwise encumber any of its assets (other than with Permitted Liens), (c) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or enter into any agreement with any Company Stockholder, (d) dispose of any properties or assets other than sales of inventory in the Ordinary Course of Business, (e) increase the compensation of its employees or establish any new compensation plan, (f) make or authorize any amendments to the Company Articles, the Company Bylaws, or the Subsidiary Certificate, (g) increase its stock of raw material, work in progress and finished goods in a manner inconsistent with the Company’s budget, (h) enter into any material Contracts outside of the Ordinary Course of Business or incur any material expense outside of the Ordinary Course of

Business (including through the issuance of purchase orders), or which vary from the Company’s or the Subsidiary’s, as applicable, normal pricing and standard terms, (i) hire any employee or consultant or terminate the employment of any such person except for persons who have a base compensation of no more the $50,000 per annum, or (j) otherwise engage in any practice, take or fail to take any action or enter into any agreement or transaction that would cause the representations and warranties of the Company contained herein to be untrue at any time between the date hereof and the Closing or that would be likely to result in a Material Adverse Effect with respect to the Company or the Subsidiary.

Section 5.5 Preservation of Business. The Company will use commercially reasonable efforts to keep its (and cause the Subsidiary to keep its) business, assets and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with licensors, licensees, suppliers, customers, employees, consultants and contractors, and operate such business in a manner consistent with its past practices, including all accounting policies and capital expenditures, except as provided for in this Agreement.

Section 5.6 Full Access and Cooperation. The Company will permit Parent and its representatives to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Company or the Subsidiary, to all premises, properties, personnel, books, records (including Tax records and patent application files), Contracts and documents of or pertaining to the Company or the Subsidiary and will permit Parent and its representatives to make such copies and inspections thereof as may reasonably be requested.

Section 5.7 Notice of Developments. The Company will give prompt written notice to Parent of (a) any material breach or inaccuracy of any representation or warranty of the Company (including those in Article III) or any material breach or nonperformance of any covenant or agreement of the Company (including those in this Article V), (b) the occurrence of any material damage to or loss or destruction of any properties or assets owned or leased by the Company or the Subsidiary (whether or not insured), or (c) the occurrence or threatened occurrence of any event or condition which has resulted in, or would reasonably be likely to result in, a Material Adverse Effect with respect to the Company or the Subsidiary. No disclosure by the Company pursuant to this Section 5.7 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach or inaccuracy of warranty or breach or nonperformance of covenant or agreement. As soon as such information becomes available, and in any event not more than 15 days after the end of each fiscal month, the Company shall provide to Parent the Monthly Financial Statements for such month together with a list of the ages and amounts of all accounts receivable and notes due and uncollected as of the end of such month. Without limiting the foregoing, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of the Company’s and the Subsidiary’s internal financial statements promptly upon request.

Section 5.8 Information Statement; Stockholder Approval.

(a) As soon as possible, but in any event, within five Business Days after the execution of this Agreement by the Company, the Company shall prepare an information statement (the “Information Statement”) for use in connection with the solicitation of appropriate consents from the Company Stockholders. The Information Statement shall include a statement to the effect that the Company Board unanimously recommends that the Company Stockholders vote to adopt this Agreement and the Merger (the “Company Board Recommendation”). Parent shall be afforded a reasonable opportunity to review and comment on the Information Statement (including amendments and supplements) prior to dissemination, and the Company shall not unreasonably refuse to incorporate Parent’s comments thereto.

(b) As soon as reasonably practicable after the execution of this Agreement and after the completion of the Information Statement, the Company shall (i) deliver such Information Statement, together with a copy of this Agreement and a Notice of Appraisal Rights pursuant to Section 262 of the DGCL, to each Company Stockholder and Qualifying Stock Purchase Right Holder and use reasonable best efforts to cause (A) each Company Stockholder to execute and deliver a Transmittal Letter and (B) each Qualifying Stock Purchase Right Holder to execute and deliver a Stock Purchase Right Holder Transmittal Letter and (ii) take all action necessary under Law to obtain the requisite consents of the Company Stockholders to this Agreement and the Merger (the “Stockholder Consent”), in each case in accordance with the DGCL. The Company will, through the Company Board, recommend to the Company Stockholders the approval and adoption of this Agreement, the Merger and the Other Transactions and use its reasonable best efforts to solicit and obtain the Required Stockholder Vote. The Company will not take any action to delay or postpone the solicitation of the Stockholder Consent without the prior written consent of Parent. The Company will comply with all requirements of the DGCL and other Laws in connection with the solicitation of the Stockholder Consent, including all notice and disclosure requirements with respect to the Company Stockholders.

(c) The Company shall give Parent prompt notice, if at any time prior to the Closing Date, to the Company’s Knowledge, any facts arise that make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading when read in its entirety, including any risk factors and other disclosure contained in the Information Statement, including any amendments thereto, and to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly disseminated by the Company to the Company Stockholders and the Qualifying Stock Purchase Right Holders. The Information Statement (or any amendment or supplement thereto) shall not include any information about or concerning Parent without Parent’s prior consent.

Section 5.9 Exclusivity.

(a) The Company shall and shall cause its Affiliates and its and their respective officers, directors, equity holders, members, employees, advisors, representatives or agents to, immediately terminate all discussions which have already been commenced regarding any transaction that would be entered into by the Company, the Subsidiary or the Company Stockholders in lieu of the Merger, or which would materially interfere with the Merger or any of the Other Transactions, including a sale of any assets of the Company or the Subsidiary, any sale (whether by sale of stock, merger or otherwise) of any Company Capital Stock or any capital stock of the Subsidiary, or any material debt or equity financing in respect of the Company or the Subsidiary (each, an “Alternate Transaction”).

(b) The Company shall not and shall cause its Affiliates and its and their respective officers, directors, equity holders, members, employees, advisors, representatives or agents not to (i) communicate with or enter into any discussions or any Contract or understanding with (or provide any information or access to facilities or encouragement or advice to) any other Person regarding an Alternate Transaction or (ii) solicit or knowingly encourage the submissions of offers, proposals or indications of interest related to an Alternate Transaction. The Company will promptly, and in any event within 24 hours, notify Parent in writing of any contact by any third party after the date hereof regarding any proposed Alternate Transaction, including in any such notice the identity of the Person making, and the terms of, such proposed Alternate Transaction (if such proposal is in writing, by providing a copy thereof, and if such proposal is oral, by providing a written description of its terms.)

Section 5.10 Termination of Plans. Prior to the Closing Date, the Company shall (a) terminate each Employee Benefit Plan that is intended to constitute a Code Section 401(k) plan (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (b)

adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements) and all other Laws, and (c) take such other actions in connection with the termination of the Company 401(k) Plans as Parent may reasonably direct, unless Parent notifies the Company in writing at least five days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. Unless Parent provides the notice described in the preceding sentence to the Company, the Company shall, prior to the Closing Date, provide Parent with evidence satisfactory to Parent that (i) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the Company Board or the board of directors of the Subsidiary, as applicable (the form and substance of which shall be subject to the prior review and approval of Parent), (ii) each terminated Company 401(k) Plan has been amended as described above (and the form and substance of such amendments shall be subject to the prior review and approval of Parent), and (iii) except for actions reasonably required in connection with the liquidation of each terminated Company 401(k) Plan, all other actions in connection with the termination of the Company 401(k) Plans reasonably directed by Parent have been taken (“401(k) Plan Termination Evidence”).

Section 5.11 Tail Directors and Officers Insurance. Prior to the Closing Date, the Company shall acquire “tail” or extend the Company’s existing directors and officers insurance coverage for the Company’s and the Subsidiary’s officers and directors with a claims period of at least six years from the Effective Time in amount and scope at least as favorable as the Company’s policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Closing. The Company shall provide proof of the acquisition of such insurance to Parent at or prior to the Effective Time, and the cost of the policy shall be treated as a Company Transaction Expense hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 General. In case at any time after the Closing any further action is required to carry out the purposes of the Transaction Documents, the Merger and the Other Transactions, each Party hereto and the Stockholders’ Agent shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party or the Stockholders’ Agent reasonably may request, all at the requesting party’s cost and expense (unless the requesting party is entitled to indemnification therefor under Article IX, in which case, the provisions of Article IX shall control). Notwithstanding anything in this Agreement to the contrary, a Party or the Stockholders’ Agent shall not be required to perform any obligations under or take any action with respect to any Transaction Document to which it is not a party.

Section 6.2 Press Releases and Public Announcements. Except as otherwise required by Law, the Company will not, and will not permit any of its Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, or any announcements to employees, customers or suppliers of the Company or the Subsidiary with respect to the Merger or the Other Transactions without the consent of Parent. Parent shall be permitted to issue or cause the publication of press releases or make public announcements with respect to the Merger and the Other Transactions.

Section 6.3 Appointment of Stockholders’ Agent.

(a) Without any further act of any Company Stockholder or Qualifying Stock Purchase Right Holder, Stockholders’ Agent is hereby irrevocably constituted and appointed as agent and true and lawful attorney-in-fact for each Company Stockholder and Qualifying Stock Purchase Right Holder with full power of substitution or re-substitution, solely for the purposes set forth herein.

(b) Stockholders’ Agent will act as the representative of each Company Stockholder and Qualifying Stock Purchase Right Holder, and is authorized to act on behalf of each Company Stockholder and Qualifying Stock Purchase Right Holder under this Agreement and any other Transaction Document or in connection with the Merger or any of the Other Transactions, including in connection with the (i) receipt of any written notice or service of process in connection with any Claim (all of which will be deemed delivered or served upon all Company Stockholders and Qualifying Stock Purchase Right Holders upon delivery to Stockholders’ Agent), (ii) receipt and disbursement of the Stockholders’ Agent Fund pursuant to the provisions of this Agreement, and (iii) receipt of any portion of the Adjusted Consideration for and on behalf of any Company Stockholder or Qualifying Stock Purchase Right Holder. No bond shall be required of Stockholders’ Agent, and Stockholders’ Agent shall receive no compensation for its services. Notices or communications from Stockholders’ Agent shall constitute notices or communications from each of the Company Stockholders and Qualifying Stock Purchase Right Holders.

(c) Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while exercising reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such reasonable judgment. Each Company Stockholder and Qualifying Stock Purchase Right Holder shall severally indemnify Stockholders’ Agent and hold it harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

Section 6.4 Actions of Stockholders’ Agent. A decision, act, consent or instruction of Stockholders’ Agent shall constitute a decision, act, consent, or instruction of all of the Company Stockholders and Qualifying Stock Purchase Right Holders and shall be final, binding and conclusive upon each and every Company Stockholder and Qualifying Stock Purchase Right Holder. Parent and the Surviving Corporation may rely upon any decision, act, consent or instruction of Stockholders’ Agent as being the decision, act, consent or instruction of each and every Company Stockholder and Qualifying Stock Purchase Right Holder. Parent and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by Parent or the Surviving Corporation, as applicable, in accordance with such decision, act, consent or instruction of Stockholders’ Agent.

Section 6.5 Tax Matters.

(a) Preparation and Filing of Tax Returns. Parent or, if requested by Parent, the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company or the Subsidiary, as applicable for all taxable periods to the extent such Tax Returns are filed or required to be filed on or after the Closing Date. The cost of preparing such Tax Returns shall be borne by Parent or if determined by Parent, the Surviving Corporation. All such Tax Returns shall be prepared consistently with previous returns, to the extent not prohibited by Law. If requested by the Stockholders’ Agent in writing within a reasonable period of time before the date on which such Tax Return is required to be filed, Parent shall allow the Stockholders’ Agent to review and comment on each income Tax Return prepared or caused to be prepared by Parent (to the extent such income Tax Return could give rise to indemnification for Parent Indemnified Persons under this Agreement) at the Stockholders’ Agent’s sole cost and expense. Parent shall consider all reasonable comments of the Stockholders’ Agent with respect to such income Tax Returns prior to filing. Any compensation deductions and other transaction costs (including all Transaction Expenses, payments of bonuses, deductions associated with the exercise of Qualifying Company Options and the payment of any amounts associated with the Closing Bonus Portion and the Deferred Bonus Portion) of the Company or the Subsidiary, as applicable, arising in connection with the transactions contemplated by this Agreement shall, to the maximum extent permitted by Law, be allocated to the Company or the Subsidiary, as applicable, and the Pre-Closing Tax Period.

(b) Liability for Taxes. All Taxes for any Tax period ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) and the portion (as determined pursuant to Section 6.5(c)) of all Taxes of the Company or the Subsidiary, as applicable, for any Straddle Period, shall be satisfied from the Indemnification Escrow Amount to the extent not included in the calculation of the Adjusted Consideration. The Surviving Corporation or the Subsidiary, as applicable, shall be responsible for all Taxes of the Surviving Corporation and the Subsidiary, as applicable, for any Tax period that begins after the Closing Date (each, a “Post-Closing Tax Period”) and for its portion (as determined pursuant to Section 6.5(c)) of all Taxes of the Surviving Corporation or the Subsidiary, as applicable, for any Straddle Period. Any amounts paid from the Indemnification Escrow Amount shall be treated as an adjustment to the Adjusted Consideration unless otherwise required by Law.

(c) Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be satisfied from the Indemnification Escrow Amount to the extent not included in the calculation of the Adjusted Consideration, and the portion of the Straddle Period that begins on the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of the Surviving Corporation or the Subsidiary, as applicable. The portion of the Tax allocated to the Pre-Closing Straddle Period shall (i) in the case of any property or similar ad valorem Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. The portion of the Tax allocated to the Post-Closing Straddle Period shall equal the balance of the income Tax attributable to the Straddle Period.

(d) Cooperation. Parent and the Stockholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s, the Surviving Corporation’s or the Subsidiary’s Taxes. Upon request, Parent and the Stockholders’ Agent shall provide each other with the information that either party is required to report pursuant to the Code. Parent shall retain, and shall cause the Surviving Corporation to retain, and the Stockholders’ Agent, to the extent it has possession on the Closing Date, shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods (including the Pre-Closing Straddle Period) and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(e) Tax Claims for the Pre-Closing Tax Period. Without the prior written consent of the Stockholders’ Agent, except as required by Law, Parent shall cause the Surviving Corporation and or the Subsidiary not to elect to (i) apply a refund of Taxes for a Pre-Closing Tax Period as a credit against Taxes for a Post-Closing Tax Period, or (ii) waive any carry back of a net operating loss generated during a Pre-Closing Tax Period or Straddle Period if in either case it would give rise to a right of any Parent Indemnified Person to indemnification under this Agreement.

(f) Amendment of Returns; Elections. Except as required by Law, none of Parent, the Surviving Corporation or the Subsidiary shall, after the Closing Date, amend any Tax Return,

report or filing of the Company or the Subsidiary with respect to any Pre-Closing Tax Period, including a Straddle Period, without the Stockholders’ Agent’s prior written consent if such amendment could give rise to a right of Parent Indemnified Persons to indemnification pursuant to this Agreement. Following the Closing Date, except as required by Law, Parent shall not make, and shall not permit the Surviving Corporation or the Subsidiary to make, any elections or changes in accounting methods without the Stockholders’ Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such election or change could give rise to a right of any Parent Indemnified Person to indemnification pursuant to this Agreement.

(g) Transfer Taxes. Payment of all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the Merger shall be paid (i) one-half by the Stockholders’ Agent (acting on behalf and for the benefit of the Company Stockholders and the Qualifying Stock Purchase Right Holders) from the Stockholders’ Agent Fund and (ii) one-half by Parent. The party required by Law shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 6.6 Confidential Information. From and after the Closing the Stockholders’ Agent will, and will cause each of its Affiliates, advisors, representatives and agents to, treat and hold as confidential all information concerning the business and affairs of the Surviving Corporation and Parent that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or the Surviving Corporation or destroy, upon the written request of Parent, all tangible embodiments (and all copies) of any Confidential Information that are in his, her or its possession; provided, however the Stockholders’ Agent, subject to the terms and conditions of a reasonable confidentiality agreement, shall be provided access to Confidential Information to the extent reasonable to enforce the terms and conditions of this Agreement or any other Transaction Document for the benefit of the Company Stockholders and the Qualifying Stock Purchase Right Holders. In the event that a Stockholders’ Agent (or any such other Person) is requested or required (pursuant to written or oral question or request for information or documents in any Proceeding or similar process) to disclose any Confidential Information, the Stockholders’ Agent, as applicable, will notify Parent promptly of the request or requirement so that Parent or the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholders’ Agent (or any such other Person) is, on the advice of counsel, compelled to disclose any Confidential Information by a Governmental Entity, such Company Stockholder, such Qualifying Stock Purchase Right Holder or Stockholders’ Agent (or any such other Person), as applicable, may disclose the Confidential Information to such Governmental Entity; provided, however, that the Stockholders’ Agent (or any such other Person), as applicable, shall use his, her or its best efforts to obtain, at the reasonable request of Parent, and at Parent’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. The terms of this Agreement shall be deemed Confidential Information.

Section 6.7 Indemnification of Officers and Directors.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation, to the extent permitted by applicable Law, to maintain in its certificate of incorporation and bylaws provisions relating to exculpation or indemnification for pre-Effective Time acts or omissions of the Company’s or the Subsidiary’s former officers and directors holding office before the Effective Time that are substantially similar to such provisions in effect under the Company Articles and Company Bylaws on the date hereof, it being the intent of the Parties that such officers and directors will continue to be entitled to such exculpation and indemnification for such acts or omissions to the same extent as they were prior to the Effective Time.

(b) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in Section 6.7(a) without regard to whether any provision of the Company Bylaws would terminate the exculpation and indemnification rights in Company Bylaws as a result of the occurrence of such a transaction.

(c) The provisions of this Section 6.7 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the directors and officers of the Company referred to in this Section 6.7 and his or her heirs and his or her legal representatives.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger and the Other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties (to the extent permitted by Law):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the Other Transactions shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending, nor shall there be any Law or Order enacted, entered or enforced, which makes the consummation of the Merger or any of the Other Transactions illegal. In the event an injunction or other Order shall have been issued, each Party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(b) Governmental Approval. The Parties shall have timely obtained from each Governmental Entity all approvals, waivers and consents and timely given all notices to any Governmental Entity necessary for consummation of, or in connection with, the Merger and the Other Transactions, and the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(c) Stockholder Approval. The Company shall have obtained the Required Stockholder Vote, and such Required Stockholder Vote shall not have been rescinded or modified in any regard.

(d) Section 280G Approval. The Company shall have provided evidence satisfactory to Parent that either (i) any payments or benefits that otherwise would be reasonably likely to be nondeductible pursuant to Section 280G of the Code by reason of the transactions contemplated by this Agreement shall have been approved by the Company Stockholders in accordance with Section 280(G)(b)(5)(B) of the Code and the rules and regulations promulgated thereunder, or (ii) each disqualified individual, within the meaning of Section 280G of the Code, shall have agreed to forfeit the portion of any such payments or benefits otherwise payable to such disqualified individual such that no portion of any such payments or benefits would be nondeductible if such Company Stockholder approval is not so obtained.

Section 7.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the Other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company, in the Company’s sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true, complete and correct in all material respects (except for such representations and warranties that contain a Materiality Qualifier, which representations and warranties as so qualified shall be true, complete and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular date, which representations and warranties shall be true, complete and correct in all material respects, or in all respects if such representations or warranties contain a Materiality Qualifier, only as of such date), and Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub as of the Closing.

(b) Certificate of Parent and Merger Sub. The Company shall have received from Parent and Merger Sub officer’s certificates, in form and substance reasonably acceptable to the Company, attaching a good standing certificate, dated within five Business Days before the Closing, from the Secretary of State, stating that the Company or Merger Sub, as applicable, is in good standing, and certifying to the fulfillment of the conditions specified in Section 7.2(a).

Section 7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent, in Parent’s sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true, complete and correct in all material respects (except for such representations and warranties that contain a Materiality Qualifier, which representations and warranties as so qualified shall be true, complete and correct in all respects) as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular date, which representations and warranties shall be true, complete and correct in all material respects, or in all respects if such representations or warranties contain a Materiality Qualifier, only as of such date), and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company as of the Closing.

(b) Closing Certificate of the Company. Parent shall have received a certificate executed by the Chief Executive Officer of the Company, in form and substance reasonably acceptable to Parent, certifying the fulfillment of the conditions set forth in Sections 7.3(a) and Section 7.3(g) (the “Company Closing Certificate”).

(c) Officer’s Certificate of Company. Parent shall have received a certificate executed by the Chief Executive Officer of the Company, in form and substance reasonably acceptable to Parent, attaching a good standing certificate, dated within five Business Days before the

Closing, from the Secretary of State and the secretary of state (or equivalent Governmental Entity) in each state or jurisdiction in which the Company is qualified to do business and certifying (i) that attached thereto is a true, complete and correct copy of the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Merger and the Other Transactions, in each case as are then in full force and effect; (ii) that attached thereto are true, complete and correct copies of the Company Articles and the Company Bylaws, in each case as are then in full force and effect; (iii) as to the incumbency and signatures of the officers of the Company; and (iv) that the stockholders of the Company have adopted this Agreement in accordance with the Company Articles and the DGCL.

(d) Certificate of the Subsidiary. Parent shall have received a certificate executed by the Chief Executive Officer of the Subsidiary, in form and substance reasonably acceptable to Parent, attaching a good standing certificate (or equivalent document), dated within ten Business Days before the Closing, from the secretary of state (or equivalent Governmental Entity) of the jurisdiction in which it was organized and in each jurisdiction in which it is qualified to do business and certifying that attached thereto are true, complete and correct copies of the Subsidiary Certificate, in each case as are then in full force and effect.

(e) Transmittal Letters; Dissenting Shares. Holders of Company Capital Stock representing at least 90% of the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have delivered a duly completed and executed Transmittal Letter to Parent or shall have otherwise waived their appraisal rights under the DGCL to Parent’s satisfaction.

(f) Company Third Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to Parent of the consent or approval of those Persons whose consent or approval is required in connection with the Company’s consummation of the Merger or any of the Other Transactions or the compliance with or performance of any of the Company’s obligations as contemplated hereby.

(g) No Material Adverse Effect. Since the date of this Agreement, to the Company’s Knowledge, neither the Company nor the Subsidiary shall have suffered a Material Adverse Effect.

(h) Key Employee Retention Plan. Before the Closing, the Company shall have, in form and substance reasonably acceptable to Parent, amended or amended and restated the Company’s 2014 Key Employee Retention Plan, dated as of January 5, 2014 (the “Retention Plan”), to provide as follows:

(i) “Bonus Payment” shall mean the amount payable to a Key Employee pursuant to the Retention Plan (as amended or amended and restated) which shall be comprised of (A) any and all unpaid bonus or other cash incentive amounts awarded to the Key Employee by the Company for the period up to and including the Closing Date and (B) any and all amounts otherwise payable pursuant to this Agreement in exchange for his Qualifying Company Options and his Company Common Stock. All of the income in respect of such Key Employee’s Qualifying Company Options shall be included in such Key Employee’s compensation for the Tax year in which the Merger occurs.

(ii) To the extent not deposited in connection with payments for Qualifying Company Options and Company Common Stock generally, (A) an amount equal to the product of the Net Bonus Payment multiplied by Escrow Factor shall be deposited in the Indemnification Escrow Account on the Closing Date for release and distribution in accordance with the Indemnification

Escrow Agreement, and (B) an amount equal to the product of the Net Bonus Payment multiplied by Stockholders’ Agent Fund Factor shall be deposited in the Sellers’ Agent Fund Account on the Closing Date for release and distribution in accordance with this Agreement and as otherwise reasonably determined in good faith by the Stockholders’ Agent.

(iii) 25% of the Bonus Payment that remains after the subtraction of the amounts described in Section 7.3(h)(vi) (such 25% amount being referred to as the “Closing Bonus Portion”) shall be paid to the Key Employee on the Closing Date by the Company through its payroll (subject to applicable deductions and withholdings).

(iv) 75% of the Bonus Payment that remains after the subtraction of the amounts described in Section 7.3(h)(vi) (such 75% amount being referred to as the “Deferred Bonus Portion”) shall be deposited with the Escrow Agent (directly by Parent, Paying Agent or the Company’s payroll agent) to be held in the Retention Plan Escrow Account pursuant to the Retention Plan Escrow Agreement. Two-thirds of the Deferred Bonus Portion shall be distributed by the Escrow Agent to the Surviving Corporation for payment through its payroll to the Key Employee (subject to applicable deductions and withholdings) on the first anniversary of the Closing Date, provided that the Key Employee remains employed by the Surviving Corporation or Parent (or a controlled Affiliate of either) on that date. One-third of the Deferred Bonus Portion shall be distributed by the Escrow Agent to the Surviving Corporation for payment through its payroll to the Key Employee (subject to applicable deductions and withholdings) on the second anniversary of the Closing Date, provided that the Key Employee remains employed by the Surviving Corporation or Parent (or a controlled Affiliate of either) on that date.

(v) Notwithstanding the provisions of Section 7.3(h)(iv), (A) the Deferred Bonus Portion shall be distributed by the Escrow Agent to the Surviving Corporation for payment through its payroll to the Key Employee (subject to applicable deductions and withholdings) within ten business days following termination of such Key Employee’s employment involuntarily by the Surviving Corporation or Parent (or a controlled Affiliate of either) without Cause or voluntarily by the Key Employee with Good Reason or due to such Key Employee’s death or Disability; and (B) the Deferred Bonus Portion shall be forever forfeited immediately upon the termination of such Key Employee’s employment involuntarily by the Surviving Corporation or Parent (or a controlled Affiliate of either) for Cause or voluntarily by the Key Employee without Good Reason, in which case any Deferred Bonus Portion not paid to a Key Employee shall be transferred by the Escrow Agent for the Retention Plan Escrow Account to the Paying Agent for distribution to Company Stockholders.

(vi) On the Closing Date, an amount equal to the estimated income and employment taxes (assuming taxes at the highest marginal rate and after giving effect to the inclusion in income in respect of the Key Employee’s Qualifying Company Options in the Tax year in which the Merger occurs) payable by the Key Employee as a result of the income attributable to such Key Employee’s Qualifying Company Options being included in such Key Employee’s compensation for the Tax year in which the Merger occurs shall be deducted and withheld from the Bonus Payment and remitted by the Parent, Paying Agent or the Company’s payroll agent to the applicable taxing authorities on behalf of each such Key Employee (and the Company shall also pay and remit to the applicable taxing authorities the employer’s share of the employment taxes on the income attributable to such Key Employee’s Qualifying Company Options), and, notwithstanding anything in this Section 7.3(h) to the contrary, no further Tax-related deductions or withholdings shall be made against the portion of the Bonus Payment in respect of the Key Employee’s Qualifying Company Options unless required by Law.

(vii) Notwithstanding anything to the contrary in this Section 7.3(h), Christopher Smith’s Deferred Bonus Portion shall not be deferred or deposited into the Retention Plan Escrow Account and shall be paid-in-full to Christopher Smith along with his Closing Bonus Portion by the Company through its payroll (subject to applicable deductions and withholdings).

(viii) That there shall be no pro rata distribution of Bonus Payments to remaining participants relating to any participant who leaves the employment of the Surviving Corporation.

(ix) Such other amendments as may be necessary or advisable as a result of the amendments described above or in order to comply with applicable Tax Law.

In addition, each Key Employee shall have executed and delivered a writing in form and substance reasonably acceptable to Parent acknowledging, agreeing and consenting to the terms of the Retention Plan, as amended or amended and restated as provided above.

(i) General Retention Plan. Before the Closing, the Company shall have, in form and substance reasonably acceptable to Parent, adopted a retention plan (the “General Retention Plan”) with the same terms and conditions as the Retention Plan (amended or amended and restated as provided in Section 7.3(h)) for each of the employees listed on Schedule 7.3(i); provided, however, that the General Retention Plan shall not include a definition of Good Reason or provide for accelerated vesting of payments based on Good Reason. In addition, each of the employees listed on Schedule 7.3(i) shall have executed and delivered a writing in form and substance reasonably acceptable to Parent acknowledging, agreeing and consenting to the terms of the General Retention Plan.

(j) Resignation of Directors and Officers. The directors and officers of each of the Company and the Subsidiary in office immediately prior to the Closing shall have resigned as directors or officers of the Company or the Subsidiary, as applicable, effective as of the Closing Date, and Parent shall have received letters of resignation in form and substance satisfactory to Parent from all such directors and officers.

(k) Vesting and Cancellation of Company Options and Company Warrants. Each outstanding Company Stock Purchase Right shall have become fully vested and each outstanding, unexercised Company Stock Purchase Right as of the Effective Time shall have been terminated or canceled.

(l) Termination of 401(k) Plan. The 401(k) Plan Termination Evidence, unless Parent has notified the Company that termination of such Company 401(k) Plan is not necessary.

(m) Tax Certificate. The Company shall have delivered to Parent a properly executed non-foreign status affidavit (together with the required notice to be provided to the IRS), in form and substance reasonably acceptable to Parent, which states that the shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(n) Closing Consideration Statement. The Company shall have delivered to Parent the Closing Consideration Statement signed by the President of the Company, which shall be prepared as required hereby and in form and substance reasonably satisfactory to Parent.

(o) Payoff Letters. The Company shall have delivered to Parent a payoff letter, in form and substance satisfactory to Parent, from each lender of Indebtedness of the Company or the Subsidiary that lists all obligations of the Company or the Subsidiary, as applicable, to such lender as of the Closing Date under the applicable Indebtedness documents, and in which such lender (i) agrees that payment of such amounts will satisfy all outstanding obligations of the Company or the Subsidiary, as applicable, and grants a complete release of claims that such lender may have against the Company or the Subsidiary, as applicable, and their respective Affiliates, and the officers, directors, managers, members, partners, stockholders, subsidiaries, employees, successors, heirs, assigns, agents, and representatives of any of the foregoing, (ii) agrees that all Liens (except Permitted Liens) on the assets of the Company or the Subsidiary, as applicable, with respect to such Indebtedness will automatically be released upon the satisfaction of the conditions in such letter and authorizing the Company or the Subsidiary, as applicable, or any of their representatives to take any actions reasonably necessary to evidence such releases, and (iii) if applicable, providing wire transfer instructions (each, a “Payoff Letter”).

(p) Non-Competition and Non-Solicitation Agreements. The Company employees identified on Schedule 7.3(p) shall have executed and delivered to Parent non-competition and non-solicitation agreements substantially in the forms of Exhibit F-1 and Exhibit F-2 (collectively, the “Noncompetition Agreements”).

(q) Arrangements for Employment. Each of the individuals listed on Schedule 7.3(q), shall have entered into employment arrangements, effective as of the Closing, including customary restrictive covenants, with the Surviving Corporation or Parent, at Parent’s election, in form and substance reasonably satisfactory to Parent.

(r) Estoppel Letters. The Company shall have delivered to Parent executed copies of estoppel letters, in form and substance reasonably satisfactory to Parent, from its landlords under that certain Amended and Restated Standard Office Lease, dated July 24, 2014, by and between Ithaca B&T Associates, LLC and the Company, and that certain Standard Office Lease, dated July 24, 2014, by and between Twenty Thornwood/Ithaca B&T, LLC and the Company.

(s) Company Intellectual Property Matter. The Company shall have completed, to Parent’s reasonable satisfaction, each of the matters set forth on Schedule 7.3(s).

Section 7.4 Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the Company Stockholders, this Agreement may be terminated:

(a) by the written consent of Parent and the Company;

(b) by Parent or the Company, if the Closing shall not have occurred on or before January 31, 2015 (the “Final Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if the Company has breached any representation, warranty, covenant, obligation or agreement hereunder such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied prior to the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within 20 days of receipt by the Company of written notice of such breach from Parent; provided, that Parent has not breached any of its representations, warranties, covenants, obligations or agreements hereunder in any material respect;

(d) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant, obligation or agreement hereunder, such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied prior to the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within 20 days following receipt by Parent of written notice of such breach from the Company; provided, that the Company has not breached any of its representations, warranties, covenants, obligations or agreements hereunder in any material respect;

(e) by Parent, if any condition in Section 7.1 or Section 7.3 becomes incapable of fulfillment before the Final Date; provided, that Parent has not waived such condition in accordance with Section 10.10;

(f) by the Company, if any condition in Section 7.1 or Section 7.2 becomes incapable of fulfillment before the Final Date; provided, that the Company has not waived such condition in accordance with Section 10.10; or

(g) by Parent or the Company if any permanent injunction or other Order of any Governmental Entity preventing the consummation of the Merger or any of the Other Transactions shall have become final and non-appealable.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or Affiliates; provided, that, (a) the provisions of Section 6.6 (Confidentiality), Article X (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability for any fraud or material breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnity.

(a) Indemnification for Damages of Parent Indemnified Persons. Subject to the terms and conditions of this ARTICLE IX, including Section 9.4, from and after the Closing, the Company Stockholders and the Qualifying Stock Purchase Right Holders, jointly and severally, shall indemnify and hold harmless, Parent, the Surviving Corporation and each of their respective officers, directors, managers, members, partners, stockholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Parent Indemnified Person”) any and all Damages paid or incurred by any Parent Indemnified Person related to or arising out of, caused by or resulting from, directly or indirectly, the following:

(i) any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made in this Agreement or any other Transaction Document to which the Company is a party by the Company, including the failure of a representation or warranty made by the Company herein or in any other Transaction Document to which it is a Party to be true at the Closing as if given at the Closing;

(ii) any breach or nonperformance of any agreement, covenant or obligation in any Transaction Document to which the Company is a party to be performed by the Company on or before the Closing;

(iii) any Company Transaction Expenses, Company Indebtedness, or Change of Control Obligations not paid or satisfied in full at or before the Closing or included in the determination of the Adjusted Consideration pursuant to Article II;

(iv) any Taxes of the Company or the Subsidiary that are unpaid as of the Closing Date, that (A) are imposed on the Company or the Subsidiary with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period or (B) arise out of or relate to the Merger or any of the Other Transactions, including any Accrued Taxes, and that are not taken into consideration in the calculation of the Adjusted Consideration pursuant to Article II;

(v) any Dissenting Share Payments; or

(vi) any matter described on Section 9.1(a)(vi) of the Disclosure Schedule.

(b) Indemnification for Damages of Company Indemnified Persons. Subject to the terms and conditions of this ARTICLE IX, from and after the Closing, Parent and the Merger Sub, jointly and severally, shall defend, indemnify and hold harmless the Company and its officers, directors, managers, members, partners, stockholders, option holders, warrant holders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Company Indemnified Person”) for any and all Damages paid or incurred thereby related to or arising out of, caused by or resulting from, directly or indirectly, the following:

(i) any breach or inaccuracy of any representation or warranty made in this Agreement or any other Transaction Document by Parent or the Merger Sub;

(ii) any breach or nonperformance of any agreement, covenant or obligation in any Transaction Document to be performed by Parent or the Merger Sub on or before the Closing; or

(iii) any Transaction Expenses of the Parent and/or Merger Sub.

Section 9.2 Indemnification Procedure.

(a) Notice of Claims. Any Parent Indemnified Person or Company Indemnified Person claiming indemnification hereunder (as applicable, the “Claiming Party”) shall give to Stockholders’ Agent (in the case of a Parent Indemnified Person) or Parent (in the case of a Company Indemnified Person (as applicable, the “Responding Party”), written notice of any claim (each, a “Claim”) (such notice, a “Claim Notice”) as to which the Claiming Party proposes to demand indemnification hereunder as soon as reasonably practicable after the Claiming Party becomes aware of or has received notice of such Claim (provided that failure to give timely notice shall not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party is prejudiced by the delay in giving, or failure to give, such Claim Notice). Any written notice of a Claim shall include a reasonably detailed description of the Claim, the basis for indemnification and a reasonable estimate, if reasonably determinable, of the amount of any Damages (which estimate shall not act as a limitation of the amount of such Damages).

(b) Objections to Claims; Resolution of Conflicts.

(i) The Responding Party shall have the right to object to any Claim made pursuant to Section 9.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the Claiming Party within 30 days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice shall specify in reasonable detail the basis for the Responding Party’s objection to the Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party shall be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and shall be precluded from raising any objection thereto after the Claim Objection Period, and (B) the Claiming Parties right to payment in respect of such Claim (subject to this Article IX) shall be effective as of the day following the expiration of the Claim Objection Period.

(ii) In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party pursuant to Section 9.2(b)(i), the Claiming Party shall have 15 days after receipt of such Claim Objection Notice to respond thereto in a written statement. If after such 15-day period there remains a dispute regarding the Claim, the Claiming Party and the Responding Party shall attempt in good faith for ten days to reach a settlement of such Claim. If such a settlement is reached with respect to the Claim, the Claiming Party’s right to payment shall be effective as of the date of settlement.

(iii) If no such settlement can be reached after good faith negotiation during the 15-day period contemplated by Section 9.2(b)(ii), either the Claiming Party or the Responding Party may commence a Proceeding to resolve such Claim in accordance with Section 10.6.

(iv) This Section 9.2(b) shall not apply to any Proceeding for, or in any way limit the rights and remedies of any Party with respect to such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 9.7 or otherwise.

(c) Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”), the following provisions shall apply:

(i) Parent shall have the right to defend, control and settle (subject to the limitations set forth below) any Parent Control Claim with counsel of its choice; provided that Parent must conduct the defense of such Parent Control Claim diligently and in good faith and keep the Stockholders’ Agent reasonably informed of the status of such Parent Control Claim. Stockholders’ Agent may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of, and Parent shall in good faith consider the input of Stockholders’ Agent (or its representatives) with respect to, such Parent Control Claim. Parent shall not consent to the entry of any judgment or enter into any settlement with respect such Parent Control Claim without the prior written consent of the Stockholders’ Agent, which shall not be unreasonably withheld, conditioned or delayed, unless Parent agrees to be fully responsible for such Parent Control Claim. Each Parent Indemnified Person will be entitled to make a claim against the Indemnification Escrow Amount for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by any Parent Control Claim to the fullest extent provided in this Article IX.

(ii) Except with respect to Parent Control Claims, which shall be governed by Section 9.2(c)(i), the Responding Party will have the right to defend, control and settle (subject to the limitations set forth below) any Third-Party Claim with counsel of the Responding Party’s choice; provided that the Responding Party must conduct the defense of such Third-Party Claim diligently and in good faith and must keep the Claiming Party reasonably informed of the status of such Third-Party Claim. The Claiming Party may retain one separate co-counsel at the Responding Party’s sole cost and expense and participate in (but not control) the defense of, and the Responding Party shall in good faith consider the input of the Claiming Party (or its counsel) with respect to, such Third-Party Claim. The Responding Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Claiming Party (which shall not be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement involves only the payment of money damages by the Claiming Party (and, in the case of any Parent Indemnified Person, such money damages are then fully available to be disbursed from the Indemnification Escrow Amount), does not impose an injunction or other equitable relief upon the Claiming Party or impose any future limitations of the Claiming Party’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party and its Affiliates of a release (in form and substance reasonably satisfactory to the Claiming Party) from all Liability in respect of such Third-Party Claim. The Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by such Third-Party Claim to the fullest extent provided in this Article IX.

(iii) In the event that Parent (in the case of a Parent Control Claim) or the Responding Party (in the case of any Third-Party Claim that is not a Parent Control Claim), as applicable, does not elect to assume the defense, control and settlement of any Third-Party Claim, (A) the Claiming Party shall assume and conduct the defense of such Third-Party Claim diligently and in good faith and shall keep the Responding Party reasonably informed of the status of such Third-Party Claim, (B) the Responding Party may retain separate co-counsel at its sole cost and expense and participate in the defense and settlement of such Third-Party Claim, and (C) the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Responding Party, which shall not be unreasonably withheld, conditioned or delayed. The Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

(iv) Any Third Party Claim relating to Taxes of the Company (or for which the Company may be liable) shall be governed by the provisions of Section 6.5 to the extent inconsistent with this Section 9.2(c).

(d) Cooperation. The Parties, and any Responding Party or Claiming Party, shall cooperate with each other in the defense of any Claim hereunder and shall make reasonably available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.

Section 9.3 Survival.

(a) General. The representations and warranties of each Party contained in this Agreement or in any other Transaction Document to which a Party is a party and all related rights to indemnification shall survive the Closing and the consummation of the Merger for a period of 24 months following the Closing Date. Subject to the terms and conditions of this Article IX, the covenants and obligations of the Parties shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary in this Article IX, no Company Indemnified Person or Parent Indemnified Person shall be entitled to indemnification for any breach or inaccuracy of any representation or warranty unless a Claim with respect thereto is asserted in accordance with this Article IX on or prior to 11:59 p.m., Eastern Time, on the date that is 24 months after the Closing Date.

(b) Survival of Representations, Warranties, Covenants and Agreements until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and any associated right to indemnification will not terminate until the final determination with respect to, and, if applicable, satisfaction of such Claim.

Section 9.4 Limitations.

(a) Deductible. Neither the Company Indemnified Persons nor the Parent Indemnified Persons shall be entitled to indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) (other than in respect of a Special Representation), as applicable, unless and until the aggregate amount of all Damages of all Company Indemnified Persons and Parent Indemnified Persons, respectively, under this Article IX exceeds $500,000 (the “Deductible Amount”). For the avoidance of doubt, if the Damages to which the Company Indemnified Persons and Parent Indemnified Persons are entitled pursuant to this Article IX exceed the Deductible Amount, then the Company Indemnified Persons and the Parent Indemnified Persons, respectively, will be entitled indemnification to the extent provided in this Article IX for all such Damages in excess of the Deductible Amount and thereafter no such deductible limitation shall be applicable to Damages to which the Company Indemnified Persons and the Parent Indemnified Persons are entitled pursuant to this Article IX. Notwithstanding anything herein to the contrary, in determining whether the aggregate amount of Damages exceeds the Deductible Amount, all Damages shall be included in such determination.

(b) Individual Claim Threshold. Neither the Company Indemnified Persons nor the Parent Indemnified Parties shall be entitled to indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) (other than in respect of a Special Representation), as applicable, with respect to any Claim (or set of Claims arising out of the same set of facts or event) that involves Damages of less than $25,000; provided, however, that if Damages with respect to such Claim (or set of Claims) equal or exceed $25,000, then the full amount of such Claim (or set of Claims) shall be payable to the applicable Company Indemnified Persons or Parent Indemnified Persons, as applicable, subject to the limitations contained in this Article IX (such amount intended to be a threshold and not a deductible).

(c) Cap. Except as expressly contemplated by Section 9.4(d), the maximum amount of Damages in the aggregate to which the Company Indemnified Persons or Parent Indemnified Persons, as applicable, are entitled to indemnification shall not exceed (i) in the case of the Company Indemnified Persons, an aggregate amount equal to the Indemnification Escrow Amount, and (ii) in the case of the Parent Indemnified Persons, the Indemnification Escrow Amount then held in the Indemnification Escrow Account.

(d) Recourse.

(i) The Parent Indemnified Persons shall not be entitled to make Claims for any Damages incurred in connection with any Transaction Document to which the Company or the Stockholders’ Agent is a party from any source other than the Indemnification Escrow Account; provided that the Parent Indemnified Persons shall be entitled to make Claims for monetary Damages directly against the Stockholders’ Agent in respect of any Claim for Company Transaction Expenses pursuant to Section 9.1(a)(iii). For the avoidance of doubt and notwithstanding any other provision herein, the Parent Indemnified Persons’ right to seek monetary damages from any particular Key Employee for any alleged or actual breach of such Key Employee’s Noncompetition Agreement shall not be subject to any limitation set forth in this Agreement.

(ii) Nothing contained in this Section 9.4(d) shall limit Parent’s and the Surviving Corporation’s rights to specific performance and other equitable remedies as set forth in Section 9.7.

Section 9.5 Materiality Qualifiers. For purposes of this Article IX, in determining (a) whether a breach of a representation or warranty made by the Company in this Agreement (other than pursuant to Section 3.5(a) or the Company Closing Certificate with respect to the same), or in any other Transaction Document to which the Company is a party, including any certificate delivered hereunder, has occurred and (b) the amount of Damages arising out of, relating to or resulting therefrom, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier.

Section 9.6 Rights to Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Stockholders’ Agent in accordance with their specific terms or were otherwise breached. Accordingly, Parent and Merger Sub shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company or the Stockholders’ Agent, and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity.

Section 9.7 Knowledge and Investigation. All representations, warranties, covenants, agreements and indemnities of each Party contained in this Agreement and in the other Transaction Documents shall be deemed material and relied upon by the other Parties, regardless of any knowledge or investigation or any representation made by the other Parties, and none will be waived by any failure to pursue any action or by consummation of the Merger and the Other Transactions.

Section 9.8 Other Factors Not Limiting. No representation or warranty contained herein will limit the generality or applicability of any other representation or warranty. The terms of this Article IX will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of any Parent Indemnified Person.

Section 9.9 Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty, including any certification contemplated in Section 7.2 or 7.3, will be deemed to constitute the making or re-making of such representation or warranty by such Person at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 9.1(a).

Section 9.10 Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, from and after the Closing, the provisions of this Article IX (including the rights to specific performance set forth in Section 9.7) shall constitute the sole and exclusive remedy of any Parent Indemnified Person for Damages arising out of, caused by, or resulting from any breach of any representation, warranty, covenant, agreement or obligation in this Agreement.

Section 9.11 Mitigation. Each of the Parent Indemnified Persons and the Company Indemnified Persons shall use commercially reasonable efforts to mitigate their Damages.

Section 9.12 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Adjusted Consideration for Tax purposes, unless otherwise required by Law.

Section 9.13 Insurance Proceeds and Other Recoveries. The amount of Damages recoverable by an indemnified Person pursuant to this ARTICLE IX shall be reduced by the amount of insurance proceeds or other amounts actually recovered by such indemnified Person with respect to the Damages to which such indemnity claim relates, net of any expenses related to the receipt of such payment, including any premium increases or retrospective premium adjustments, if any, occasioned by such Damages; provided, that this Section 9.14 shall not be construed to require any Person to obtain any insurance coverage, but if insurance coverage is available, such Party shall notify the other and the indemnifying Persons may require a claim to be made under any such insurance coverage.

Section 9.14 No Duplication. Notwithstanding anything to the contrary, to the extent an item is taken into account for purposes of calculating the Adjusted Consideration, it shall not be counted more than once and Parent Indemnified Persons shall not be entitled to indemnification for the payment of such item.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder will be in writing and will be deemed received (w) on the date of delivery if delivered personally or by messenger service, (x) on the date of confirmation of receipt of transmission by facsimile (or, the first Business Day following such receipt if (i) the date is not a Business Day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time), (y) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such receipt if (i) the date is not a Business Day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (i) the date is not a Business Day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time), to the parties hereto at the following addresses, facsimile numbers or e-mail addresses (or at such other addresses, facsimile numbers or e-mail addresses for a party as will be specified by like notice):

(A)	if to Parent, Merger Sub or the Surviving Corporation, to:

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attention: General Counsel

Facsimile No.: (978) 656-2678

E-mail: clay.simpson@macom.com

with a copy to (not notice):

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Jeffrey A. Beuche

Facsimile No.: (303) 291-2400

Email: jbeuche@perkinscoie.com

(B)	if to the Company prior to the Closing, to:

BinOptics Corporation

9 Brown Road

Ithaca, New York 14850

Attn: Alex Behfar

Email: behfar@binoptics.com

with a copy to (not notice):

Bond, Schoeneck & King, PLLC

One Lincoln Center

110 West Fayette Street

Syracuse, New York 13202-1355

Attention: Courtney Alan Weller

Facsimile No.: (315) 218-8100

Email: cwellar@bsk.com

(C)	if to Stockholders’ Agent, to:

Ithaca Stockholders’ Agent, LLC

c/o Rheonix, Inc.

22 Thornwood Drive

Ithaca, New York 14850

Attention: Gregory Galvin

Email: ggalvin@rheonix.com

c/o Integrated Acquisition & Development Corp.

15 Thornwood Drive P.O. Box 4860

Ithaca, New York 14852-4860

Attention: Philip Proujansky

Facsimile No.: (607) 257-9981

Email: philp@inteprop.com

c/o FATV GP LLC, its Managing Member

1000 Winter Street

Boston, Massachusetts 02110

Attention: Gregory A. Hulecki

Email: Greg@fatechventures.com

with a copy to (not notice):

Bond Schoeneck & King PLLC

One Lincoln Center

110 West Fayette Street

Syracuse, New York 13202-1355

Attention: Courtney Alan Weller

Facsimile No.: (315) 218-8100

Email: cwellar@bsk.com

Section 10.2 Interpretation; Construction. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, and specifically excluding any document listed in the Disclosure Schedule, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; (i) unless expressly stated herein to the contrary, and specifically excluding any document listed in the Disclosure Schedule, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and (n) the parties hereto participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each party hereto was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each party hereto and such party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the other Transaction Documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the other Transaction Documents will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms hereof or thereof. The parties hereto acknowledge and agree that any reference herein to documents having be delivered or made available to Parent, or words of similar import, will be deemed to include such documents as were made available and accessible to Parent’s due diligence team for their review by posting to https://datasite.merrillcorp.com under “Project Aurora” and thereafter continuously maintained at that posted location through the Closing, or actually delivered in physical or electronic form to a representative of Parent, in either case on or before the date that is three days prior to the date of this Agreement.

Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such signature page shall be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only. This Agreement may be executed by facsimile or PDF signature, and a facsimile or PDF signature will constitute an original signature for all purposes.

Section 10.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the other Transaction Documents and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules, including the Disclosure Schedule (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (b) shall not be assigned by operation of law or otherwise, except Parent may (i) assign any Transaction Document to any of its Affiliates or (ii) assign or otherwise transfer any of its rights hereunder as collateral security to any of its lenders, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Parent Indemnified Persons, Company Indemnified Persons and, solely for the purposes of Section 6.7, the Company’s directors and officers.

Section 10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.6 Governing Law; Jurisdiction. This Agreement and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each party hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in the State of Delaware (and of and in any court to which an appeal of the decisions of any such court may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any party hereto shall be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any state or federal court located in the State of Delaware or the State of New York.

Section 10.7 Attorneys’ Fees. Should any party hereto institute any Proceeding in court or otherwise to enforce any provision hereof or for damages by reason of alleged breach of any provision of this Agreement, the substantially prevailing party shall be entitled to receive from the non-prevailing party such reasonable out of pocket expenses (including attorneys’ fees and expenses) incurred by the substantially prevailing party in connection with any such Proceeding.

Section 10.8 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 10.9 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE MERGER OR ANY OTHER TRANSACTION. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.10 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained in any Transaction Document and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in any Transaction Document. Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.11 Expenses. Whether or not the Merger is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of the Transaction Documents, the Merger and the Other Transactions and any financial accommodations provided by Parent or its Affiliates to the Company (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”), shall be paid by the party incurring such expense, subject to Article IX. The Transaction Expenses of the Company shall include, without duplication, (a) any employment Taxes arising with respect to payment of Change of Control Obligations or payment of a portion of the Adjusted Consideration to the Qualifying Stock Purchase Right Holders and (b) any payment or reimbursement of personal legal, accounting, tax and financial planning expenses incurred by any employee or independent contractor of the Company or the Subsidiary in connection with the execution, consummation and implementation of the transactions contemplated by the Transaction Documents.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

BINOPTICS CORPORATION

By:	/s/ Alex Behfar
Name:	Alex Behfar
Title:	CEO

STOCKHOLDERS’ AGENT:

ITHACA STOCKHOLDERS’ AGENT, LLC

By:	/s/ Gregory J. Galvin
Name:	Gregory J. Galvin
Title:	Manager

PARENT:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President and General Counsel

MERGER SUB:

BOREALIS MERGER SUB, INC.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]